Exhibit 99.5

PRO FORMA VALUATION REPORT
FIRST FINANCIAL NORTHWEST, INC.

PROPOSED HOLDING COMPANY FOR
FIRST SAVINGS BANK NORTHWEST

Renton, Washington

Dated as Of:
May 25, 2007

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia  22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 25, 2007

Board of Directors
First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
201 Wells Avenue South
Renton, Washington 98057

Members of the Board of Directors:

          At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion and reorganization described below.  This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”).  Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

          In 2002, First Savings Bank of Renton (“First Savings” or the “Bank”) reorganized into a two tier mutual holding company structure.  As part of that reorganization, First Savings formed First Financial Holdings, MHC (the “MHC”), a Washington-chartered mutual holding company, and First Financial of Renton, Inc., (the “Mid-Tier”), a mid-tier holding company incorporated in Washington and a wholly-owned subsidiary of the MHC.  Both of these companies are regulated by the Federal Reserve Board (“FRB”) and the Washington Department of Financial Institutions (“DFI”).  At such time, First Savings became a 100% Washington chartered stock savings bank and a wholly-owned subsidiary of the Mid-Tier.  No shares were publicly issued at the time of the MHC reorganization.

          The respective Boards of Directors of the MHC, the Mid-Tier and the Bank adopted a plan of conversion and reorganization on November 15, 2006, and amended such plan on April 18, 2007.  Pursuant to the plan of conversion and reorganization, the organization will convert from the mutual holding company form of organization to the full stock form and will sell shares of common stock to the public in a stock offering.  The plan of conversion and reorganization will result in the elimination of the mutual holding company and the creation of a new stock holding company, First Financial Northwest, Inc. (“First Financial Northwest” or the

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors
May 25, 2007

“Company”).  The Company will own all of the outstanding shares of the Bank.  First Financial Northwest will offer shares of common stock to depositors of First Savings, to certain newly-formed stock benefit plans for officers, directors and employees and others.  Following the completion of the offering, First Financial Northwest will be a savings and loan holding company, and its primary regulator will be the OTS.

          Pursuant to the plan of conversion and reorganization, the Company will offer its stock in a subscription offering to Eligible Account Holders of the Bank, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

          The plan of conversion and reorganization provides for the establishment of The First Financial Northwest Foundation, Inc. (the “Foundation”).  The Foundation will be funded with common stock contributed by First Financial Northwest in an amount equal to 8% of the shares to be outstanding.  The Foundation will be dedicated to assist the communities within First Savings’ market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act.

          At this time, no other activities are contemplated for First Financial Northwest other than the ownership of the Bank, ownership of First Financial Diversified (currently a wholly owned subsidiary of the Mid-Tier), a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, First Financial Northwest may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

          RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

          In preparing the Appraisal, we have reviewed First Financial Northwest’s, MHC’s, the Mid-Tier’s and the Bank’s regulatory applications, including the prospectus as filed with the

Board of Directors
May 25, 2007

Office of Thrift Supervision, the Washington Department of Financial Institutions and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the MHC, on a consolidated basis, that has included due diligence related discussions with First Savings’ management; KPMG LLP, the Bank’s independent auditor; Breyer and Associates, P.C., First Savings’ conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the stock offering.  All conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

          We have investigated the competitive environment within which First Savings operates and have assessed the Bank’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on First Savings and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of the First Financial Northwest.  We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates.  We have compared First Savings’ financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

          The Appraisal is based on First Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank.  The valuation considers First Savings only as a going concern and should not be considered as an indication of the Bank’s liquidation or control value.

          Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies.  Changes in the local, state and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone.  It is our understanding that First Savings intends to remain an independent institution and there are no current plans for selling control as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

Board of Directors
May 25, 2007

          The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

          It is our opinion that, as of May 25, 2007, the aggregate market value of First Financial Northwest’s common stock to be outstanding at the midpoint of the valuation range, assuming a full conversion offering and inclusive of shares to be issued to the Foundation, is $190,217,390.  The shares will be issued at a price of $10.00 per share.  Pursuant to conversion guidelines, the offering and reorganization will thus incorporate the following range of value of stock issuance.

		Total Shares By Category

	Total Shares	Sold in the Offering	Foundation Shares

Shares(1)
Supermaximum	25,156,250	23,143,750	2,012,500
Maximum	21,875,000	20,125,000	1,750,000
Midpoint	19,021,739	17,500,000	1,521,739
Minimum	16,168,479	14,875,000	1,293,479
Distribution of Shares(2)
Supermaximum	100.00%	92.00%	8.00%
Maximum	100.00%	92.00%	8.00%
Midpoint	100.00%	92.00%	8.00%
Minimum	100.00%	92.00%	8.00%
Aggregate Market Value
Supermaximum	$251,562,500	$231,437,500	$20,125,000
Maximum	$218,750,000	$201,250,000	$17,500,000
Midpoint	$190,217,390	$175,000,000	$15,217,390
Minimum	$161,684,790	$148,750,000	$12,934,790

(1)	Based on offering price of $10.00 per share.
(2)	Assumes that 8% of the total shares to be outstanding are issued to the Foundation.

Limiting Factors and Considerations

           The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily

Board of Directors
May 25, 2007

based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of First Financial Northwest immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

          The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the consolidated financial condition and operations of First Financial Holdings, MHC as of or for the periods ended March 31, 2007, the date of the financial data included in the prospectus.

          RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

          The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of First Savings, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

James J. Oren
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
FIRST SAVINGS BANK NORTHWEST
Renton, Washington

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

	Introduction	1.1
	Plan of Conversion	1.1
	Strategic Overview	1.2
	Post-Offering Business Plan and Use of Proceeds	1.5
	Balance Sheet Trends	1.6
	Income and Expense Trends	1.11
	Interest Rate Risk Management	1.14
	Lending Activities and Strategy	1.15
	Asset Quality	1.18
	Funding Composition and Strategy	1.18
	Subsidiary Activity	1.19
	Legal Proceedings	1.20

CHAPTER TWO	MARKET AREA

	Introduction	2.1
	National Economic Factors	2.2
	Interest Rate Environment	2.3
	Market Area Demographics	2.4
	Summary of Local Economy	2.6
	Market Area Deposit Characteristics/Competition	2.9
	Summary	2.11

CHAPTER THREE	PEER GROUP ANALYSIS

	Peer Group Selection	3.1
	Financial Condition	3.6
	Income and Expense Components	3.9
	Loan Composition	3.12
	Credit Risk	3.14
	Interest Rate Risk	3.14
	Summary	3.17

RP® Financial, LC.

TABLE OF CONTENTS
FIRST SAVINGS BANK NORTHWEST
Renton, Washington
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction			4.1
Appraisal Guidelines			4.1
RP Financial Approach to the Valuation			4.1
Valuation Analysis			4.2
1.	Financial Condition		4.3
2.	Profitability, Growth and Viability of Earnings		4.4
3.	Asset Growth		4.5
4.	Primary Market Area		4.6
5.	Dividends		4.7
6.	Liquidity of the Shares		4.8
7.	Marketing of the Issue		4.8
	A.	The Public Market	4.9
	B.	The New Issue Market	4.14
	C.	The Acquisition Market	4.15
8.	Management		4.18
9.	Effect of Government Regulation and Regulatory Reform		4.18
Summary of Adjustments			4.19
Valuation Approaches			4.19
1.	Price-to-Earnings (“P/E”)		4.21
2.	Price-to-Book (“P/B”)		4.23
3.	Price-to-Assets (“P/A”)		4.23
Comparison to Recent Offerings			4.24
Valuation Conclusion			4.24

RP® Financial, LC.

LIST OF TABLES
FIRST SAVINGS BANK NORTHWEST
Renton, Washington

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.7
1.2	Historical Income Statements	1.12

2.1	Summary Demographic Data	2.5
2.2	Major Private Employers in Washington	2.7
2.3	Primary Market Area Employment Sectors	2.8
2.4	Market Area Unemployment Trends	2.9
2.5	Deposit Summary	2.10
2.6	Market Area Counties Deposit Competitors	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.16

4.1	Market Area Unemployment Rates	4.7
4.2	Pricing Characteristics and After-Market Trends	4.16
4.3	Market Pricing Comparatives	4.17
4.4	Valuation Adjustments	4.19
4.5	Derivation of Core Earnings	4.21
4.6	Public Market Pricing	4.22

RP® Financial, LC.
Page 1.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

          The MHC, the Mid-Tier, and First Savings (collectively “First Savings”, or the “Bank”), comprise the assets and operations of the state-chartered savings bank and related holding companies.  First Savings serves the greater Seattle-Tacoma-Bellevue, Washington metropolitan statistical area (the Seattle MSA) through a single office location in Renton, King County, Washington.  Substantially all of the Bank’s business activities are conducted within the Seattle MSA, although the Bank’s stated market area is the entire state of Washington.  A map of the Bank’s branch office location is provided in Exhibit I-1.  First Savings is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”).  At March 31, 2007, First Savings (consolidated) had $1.0 billion in assets, $761.2 million in deposits and total equity of $106.3 million, equal to 10.4% of total assets.  The discussion contained herein reflects the assets and liabilities of the Bank, inclusive of the MHC and the Mid-Tier, which will be consolidated into the Bank as part of the full stock conversion transaction.  The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

          First Savings has operated in the two-tiered MHC form of organization since 2002, regulated by the Federal Reserve Board (“FRB”) and the Washington Department of Financial Institutions (“DFI”).  No shares were publicly issued at the time of the MHC reorganization.  The respective Boards of Directors of the MHC, the Mid-Tier and the Bank adopted a plan of conversion and reorganization on November 15, 2006, and amended such plan on April 18, 2007.  Pursuant to the plan of conversion and reorganization, the organization will convert from the mutual holding company form of organization to the full stock form and will sell shares of common stock to the public in a stock offering.  The plan of conversion and reorganization will result in the elimination of the mutual holding company and the creation of a new stock holding company, First Financial Northwest, Inc. (“First Financial Northwest” or the “Company”).  The

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Page 1.2

Company will own all of the outstanding shares of the Bank and the Bank will change its name to “First Savings Bank Northwest”.  First Financial Northwest will offer shares of common stock to depositors of First Savings, to certain newly-formed stock benefit plans for officers, directors and employees and others.  Following the completion of the offering, First Financial Northwest will be a savings and loan holding company, and its primary regulator will be the Office of Thrift Supervision (“OTS”).

          The plan of conversion and reorganization provides for the establishment of The First Financial Northwest Foundation, Inc. (the “Foundation”).  The Foundation will be funded with common stock contributed by First Financial Northwest in an amount equal to 8% of the shares to be outstanding.  The Foundation will be dedicated to assist the communities within First Savings’ market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act (“CRA”).

          At this time, no other activities are contemplated for First Financial Northwest other than the ownership of the Bank, ownership of First Financial Diversified (currently a wholly owned subsidiary of the Mid-Tier), a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, First Financial Northwest may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends to shareholders and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

          Chartered in 1923, First Savings has historically operated as a community-based savings institution serving the local retail and business community through a single office location in Renton.  Through the end of the 1990s, the Bank pursued a strategy of limited diversification of operations, with lending activities primarily consisting of:  (1) loans secured by 1-4 family residential property; and, (2) diversification into construction/land development and commercial real estate/multi-family real estate secured lending.  A sizeable investment securities portfolio was maintained, with investments primarily limited to mortgage-backed securities (“MBS”) and municipal bonds.  Funding of assets was achieved primarily through certificates of deposit (“CDs”).  Maintaining the single office location, the Bank operated very efficiently in terms of

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Page 1.3

personnel and office occupancy and equipment costs.  The investment securities portfolio approximated 33% of assets at December 31, 2001, requiring limited personnel and expense to manage and maintain.  The deposit base (93% of deposits were CDs or money market accounts (“MMAs”) at December 31, 2001) required limited overhead expense in terms of customer service, data processing resources and product/services design.  This deposit base also resulted in minimal deposit account fee income.  Low levels of problem assets also reduced the need for loan monitoring personnel and other related asset resolution expenses.  Internal back-office operations such as accounting, compliance, loan review, file maintenance, etc. were limited, further minimizing the expense base.

          The loan department operations were also simplified through the use of an external origination source for essentially all construction/land development, commercial real estate and multi-family loans.  This origination source, Executive House, Inc. (“EH”), was a privately-held mortgage banking company operating in the Seattle MSA.  The Bank maintained a long-term relationship with EH, in excess of 30 years, whereby First Savings both (1) funded residential construction/land development loans originated by EH, and (2) purchased whole loans (commercial real estate and multi-family secured) from EH for portfolio.  This arrangement greatly reduced the need for in-house loan origination staff, with the exception of ongoing credit quality oversight.  Both the purchased and funded loans were serviced by EH.  Loan fee income was generated from the construction/land development loan portfolio.  Loan portfolio yields were enhanced due to the higher yields earned on the commercial real estate/multi-family secured loans and the construction lending had shorter terms, thus increasing profitability and shortening portfolio duration.

          The combination of the above strategies resulted in an institution, as of fiscal year 2002, with a very low operating expense ratio (0.57% of average assets), minimal non-interest income (0.05% of average assets), and a modest net interest income ratio due to the high funding costs of CDs and MMAs.  For fiscal 2002, return on average assets (“ROAA”) was 1.33%, and return on average equity (“ROAE”) was 10.60%, indicating a strong financial performance in comparison to industry averages.  An equity base in excess of 11% of assets further assisted in enhancing profitability and providing financial strength.

RP® Financial, LC.
Page 1.4

          Since the late 1990s, with few exceptions, the Bank has continued to follow the above described strategies, and balance sheet growth has been pursued in order to leverage the equity base and existing infrastructure.  Asset growth has been funded through continued increases in non-core deposit accounts (CDs and MMAs), as well as a significant increase in borrowed funds primarily from the FHLB (another higher cost funding source).  The loan portfolio has expanded at twice the rate of assets, increasing the loans/asset ratio with additional funds for lending obtained from maturing investments.  The balances of loans originated by, or purchased from, EH have increased substantially, in particular construction/land development loans.  Average loan sizes within these loan types have increased, assisting with maintaining efficient lending operations but also raising the credit risk profile.

          To address the Bank’s growth there have been a number of organizational, staffing, operational and technological changes in the last three to four years.  The Bank recently moved into a new, modern office building that was constructed in 2004 at the same site as the prior structure.  To date, no branch offices have been opened, although the Bank will examine the potential to open one or two branches in the regional area in the next couple of years.  Such branch expansion would initially increase overhead, but such expansion is viewed as essential to be able to continue to grow the deposit base at a rate consistent with the last five years.  While the Bank has increased its management and staffing, there are certain key vacancies for an institution of this size which will be a publicly-traded company – most noticeably a Chief Financial Officer (“CFO”).  The Bank has historically operated with a combined CEO/CFO position, but recent growth of the Bank, along with the post-conversion need for public reporting, has necessitated the search for a CFO.

          The most significant addition to the Bank’s operations was the December 2005 purchase of EH.  The Bank currently holds EH as a separate subsidiary in order to maintain the culture, expertise and focus of EH intact so that the loan generation process will continue.  Purchased for approximately $15 million in cash, First Savings determined that purchasing this lending operation provided assurance that such production would continue to benefit the Bank, particularly in the face of the aging principals of EH and the Bank’s concern that EH could have been sold to a competitor.  The longer-term focus will be to upgrade the operations and systems

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Page 1.5

of EH, to more fully integrate EH with the Bank and to develop adequate management and staff succession.

          EH currently accounts for the majority of the loan originations of the Bank.  Prior to its acquisition, EH represented approximately $218.1 million in loan production for the Bank, or 71% of the Bank’s origination volume; also, EH was servicing approximately $351.4 million, or 57% of the Bank’s loan portfolio.  For 2007 to date, EH accounted for 79% of the Bank’s loan production volume and EH was servicing approximately $216.7 million at March 31, 2007, or 39% of the loan portfolio.  During 2006, EH’s lending declined as evidenced by the Bank’s construction/land development lending of $118.4 million, partially reflecting a general decline in new home construction in the region.  The Bank has taken steps to address EH’s succession issues, but it is uncertain if the current builder relationships can be maintained to the degree as before once the one remaining EH principal fully retires.

          In addition to the risk in maintaining EH’s volume, it is critical to point out that EH’s customer base is relatively concentrated in a few (approximately five to seven) large regional developer/builders, who maintain multiple loans with large balances with EH.  In this regard, the loans outstanding to the top five borrowers at March 31, 2007, totaled $120.6 million, or 16% of the Bank’s loan portfolio.  Such concentration raises the credit risk profile of EH’s lending niche.  At the same time, these builders are believed to have very strong financial positions, the average new home value is in the middle range and they have not experienced any delinquencies to date.

Post-Offering Business Plan and Use of Proceeds

          The post-offering business plan is expected to continue to focus on products and services which have facilitated First Savings’ recent growth and lending initiatives.  The equity realized from the stock offering will increase the financial strength of First Savings, including the repayment of the substantial majority of the current borrowings, and provide capital for future growth and branch expansion.  The higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio.  Overall, it is the Bank’s objective to pursue growth that will serve to increase earnings, profitability and shareholder returns.  Such growth is not expected to dramatically compromise the risk profile of current operations.

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Page 1.6

          The intended use of proceeds is highlighted below.

•

First Financial Northwest, Inc.  The Company intends to retain up to 50% of the remaining net offering proceeds.  At present, the remaining cash funds retained at the Company level, net of the loan to the ESOP, are expected to be invested into liquid deposit accounts at the Bank in an amount sufficient for the Bank to pay off the current balance of short-term borrowed funds (approximately $140 million at March 31, 2007).  Based on the actual amount of proceeds from the stock offering, any additional funds retained by the Company are expected to be reinvested into liquid investments.  Over time, any funds held at the holding company level may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

First Savings.  Approximately 50% of the net stock proceeds will be infused into the Bank as cash and equity in exchange for all of the Bank’s newly issued stock.  In addition, the Company is expected to downstream additional cash to the Bank in the form of deposit funds.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are expected to be used to payoff a substantial portion of the balance of short-term borrowed funds currently held by the Bank (when coupled with the proceeds deposited in the Bank by the Company).  Based on the actual amount of proceeds from the stock offering the amount of funds used to payoff borrowings may equal all of the net cash proceeds of the offering.

Balance Sheet Trends

          Table 1.1 shows the Bank’s historical balance sheet data for the past five and one quarter years.  From fiscal year end 2002 through March 31, 2007, First Savings’ assets increased at an 11.1% annual rate.  By comparison, loans increased at a 22.1% annual rate over the same period, reflecting the lending initiatives and EH related production.  Loan growth has been funded with a combination of deposits, borrowings and equity, as well as redeployment of cash and investments.  A summary of First Savings’ key operating ratios for the past five years are presented in Exhibit I-3.

          Loans receivable increased at a 22.1% annual rate from year end 2002 through March 31, 2007, twice the asset growth rate.  Accordingly, the loans-to-assets ratio increased from 48.0% at fiscal year end 2002 to 71.8% at March 31, 2007.  Such rapid loan growth indicates less portfolio seasoning in comparison to institutions with slower growth rates.  Over that time period, the concentration of 1-4 family residential loans has declined from 64% to 47% of loans, while

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Page 1.7

Table 1.1
First Financial Holdings, MHC
Historical Balance Sheets
(Amount and Percent of Assets)

	As of December 31,

	2002		2003		2004

	Amount	Pct	Amount	Pct	Amount	Pct

	($000)	(%)	($000)	(%)	($000)	(%)
Total Amount of:
Assets	$653,664	100.00%	$726,876	100.00%	$776,363	100.00%
Cash and Cash Equivalents	28,157	4.31%	18,854	2.59%	23,319	3.00%
Investment Securities (AFS)	243,128	37.19%	291,391	40.09%	265,557	34.21%
Investment Securities (HTM)	57,704	8.83%	60,942	8.38%	88,512	11.40%
FHLB Stock	4,728	0.72%	4,521	0.62%	4,652	0.60%
Loans Receivable (net)	313,787	48.00%	343,945	47.32%	384,128	49.48%
Fixed Assets	1,553	0.24%	2,319	0.32%	4,438	0.57%
Goodwill	0	0.00%	0	0.00%	0	0.00%
Mortgage Servicing Rights	0	0.00%	0	0.00%	0	0.00%
Bank Owned Life Insurance	0	0.00%	0	0.00%	1,605	0.21%
Other Assets	4,607	0.70%	4,904	0.67%	4,152	0.53%
Deposits	568,054	86.90%	634,973	87.36%	666,271	85.82%
Borrowed Funds	7,000	1.07%	7,000	0.96%	17,000	2.19%
Other Liabilities	4,073	0.62%	3,447	0.47%	2,854	0.37%
Total Equity	74,537	11.40%	81,456	11.21%	90,238	11.62%
Tangible Equity	74,537	11.40%	81,456	11.21%	90,238	11.62%
AFS Adjustment	NA		NA		$(353)
Loans/Deposits		55.24%		54.17%		57.65%
IEA/IBL (Average)		113.74%		111.28%		111.38%
Non-Performing Assets/Assets		0.11%		0.09%		0.03%
Allow. for Loan Losses as a% of:
Total Loans Receivable		0.22%		0.28%		0.24%
Non-Performing Loans		97.87%		146.32%		375.47%
Number of Full Service Offices		1		1		1

	As of December 31,
					As of: March 31, 2007		Compounded Annual Growth Rate
	2005		2006

	Amount	Pct	Amount	Pct	Amount	Pct	Pct

	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$879,650	100.00%	$1,004,711	100.00%	$1,021,887	100.00%	11.09%
Cash and Cash Equivalents	26,183	2.98%	26,663	2.65%	16,959	1.66%	-11.24%
Investment Securities (AFS)	184,279	20.95%	149,051	14.84%	142,039	13.90%	-11.88%
Investment Securities (HTM)	86,663	9.85%	86,787	8.64%	86,682	8.48%	10.05%
FHLB Stock	4,671	0.53%	4,671	0.46%	4,671	0.46%	-0.29%
Loans Receivable (net)	540,695	61.47%	700,328	69.70%	733,592	71.79%	22.12%
Fixed Assets	13,783	1.57%	13,737	1.37%	13,806	1.35%	67.20%
Goodwill	13,754	1.56%	14,206	1.41%	14,206	1.39%	NM
Mortgage Servicing Rights	3,000	0.34%	1,560	0.16%	1,451	0.14%	NM
Bank Owned Life Insurance	1,731	0.20%	1,814	0.18%	1,813	0.18%	NM
Other Assets	4,891	0.56%	5,894	0.59%	6,667	0.65%	9.09%
Deposits	689,502	78.38%	750,710	74.72%	761,235	74.49%	7.13%
Borrowed Funds	90,000	10.23%	147,000	14.63%	150,000	14.68%	105.67%
Other Liabilities	3,795	0.43%	2,959	0.29%	4,377	0.43%	1.71%
Total Equity	96,353	10.95%	104,042	10.36%	106,275	10.40%	8.70%
Tangible Equity	82,599	9.39%	89,836	8.94%	92,069	9.01%	5.10%
AFS Adjustment	$(3,312)		$(2,712)		$(2,237)
Loans/Deposits		78.42%		93.29%		96.37%
IEA/IBL (Average)		109.94%		106.05%		107.45%
Non-Performing Assets/Assets		0.03%		0.02%		0.03%
Allow. for Loan Losses as a% of:
Total Loans Receivable		0.27%		0.26%		0.32%
Non-Performing Loans		550.33%		1279.87%		914.95%
Number of Full Service Offices		1		1		1

Source:  First Financial Holdings, MHC’s audited and unaudited financial statements.

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construction/land development, commercial real estate and multi-family loans have increased from 35% to 52% of total loans.  Construction/land development loans increased at the highest rate in percentage terms, from 2.4% to 21.8% of loans over the time period shown in Table 1.1.  The change in concentration of loans is a result of the increased emphasis of loans originated by EH, both prior to and after the acquisition by First Savings.  There are currently minimal levels of consumer and commercial business loans (0.53% of total loans combined at March 31, 2007).

          The objectives of the Bank’s investment policy is to provide adequate liquidity, generate a favorable return and assist in reducing the corporate tax liability within the context of supporting asset/liability objectives, profitability objectives and interest rate risk objectives.  Over the review period, the Bank’s level of cash and investments (inclusive of FHLB stock) has trended lower, decreasing from 51.1% of assets at year end 2002 to 24.5% of assets at March 31, 2007, reflecting the strategic initiative to increase asset yields through the increased proportion of loans/assets.  Agency-issued MBS totaled $137.3 million at March 31, 2007, comprising the most significant component of the investment portfolio.  Essentially all of the MBS are classified as available-for-sale (“AFS”), and approximately 80% consists of fixed rate securities, primarily issued by Freddie Mac and Fannie Mae.  The remaining MBS are primarily adjustable rate securities issued by Ginnie Mae.  The second largest segment of the investment portfolio are  tax-exempt municipal bonds totaling $78.6 million at March 31, 2007.  This municipal portfolio contains approximately 140 bonds from entities located in Washington, including cities and towns, utilities, school districts and other similar issuers.  The tax exempt municipal bond portfolio is classified as held-to-maturity (“HTM”) given their illiquid nature and the intent to hold these long-term securities until maturity.  Other investments at March 31, 2007 consisted of U.S. Government and agency obligations ($5.5 million), mutual funds ($5.9 million), FHLB stock ($4.7 million) and taxable municipal bonds ($1.7 million).  As of March 31, 2007, there was a realized pre-tax loss of $3.3 million in the AFS portfolio.  First Savings also maintained cash and cash equivalents of $17.0 million at March 31, 2007, equal to 1.7% of assets, used for daily operating needs.  Exhibit I-4 provides historical detail of the investment portfolio.

          First Savings maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of a number of the Bank’s senior officers.  The purpose of the BOLI investment is to provide funding for the benefit plans of the covered individuals, while at the

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same time providing for tax-advantaged investment returns for the Bank.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of March 31, 2007, the cash surrender value of the Bank’s BOLI equaled $1.8 million, or 0.2% of assets.

          First Savings historically maintained a minimal investment in fixed assets, given the one office location in Renton.  Fixed assets increased substantially in fiscal 2004 as the Bank built a new office building/branch facility on the same site as the previous office.  The new building provides for more office space for employees and a higher level of service to customers.  At the same time, the Bank purchased and renovated an adjoining building in order to house the operations of EH.  Fixed assets totaled $13.8 million, or 1.4% of assets, at March 31, 2007.  Since the completion of the construction/renovation activities, the Bank has experienced increased operating and depreciation expenses.

          As a result of the acquisition of EH in December 2005, and subsequent adjustments of the purchase price, the Bank recorded $14.2 million of non-amortizable goodwill.  In addition, a mortgage loan servicing asset was recorded at the time of acquisition, and reflects the loans serviced by EH.  This servicing asset totaled $1.5 million at March 31, 2007, and is being amortized through 2012.  The current balance of loans serviced for others equals $52.1 million.  These loans were typically sold without recourse, but with a provision that EH would repurchase the loans or indemnify the investor for losses sustained if willful misstatement and fraud origination defects occur.  EH has not established reserves to cover any recourse losses, but management considers the loss potential to be not probable and not estimable as the sold loans are well seasoned  and continue to perform in accordance with their contractual agreements.

          Over the review period, First Savings’ funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained earnings.  From year end 2002 through March 31, 2007, the Bank’s deposits increased at an annual rate of 7.1%.  Deposits have continuously trended upward over that time period, as the Bank has emphasized CDs and MMAs in order to raise additional funds.  Core deposit accounts (savings and NOW accounts) have remained a small portion of the deposit base, and equaled 3.8% of total deposits at March 31, 2007.  Jumbo CDs (greater than $100,000 in balance) totaled $325.9 million, or 42.8% of total deposits at March 31, 2007.  The Bank’s deposit base thus contains a relatively substantial

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“wholesale” component, whereby such deposits are attracted through offering competitive rates.  The deposit base provides little in fee income.  Deposits declined from 86.9% of assets at year end 2002 to 74.5% at March 31, 2007, as the Bank made additional use of borrowed funds to support its growth and lending objectives.

          As noted above, borrowings have become a more prominent funding source, increasing from 1.1% of assets at fiscal year end 2002 to 14.7% of assets at March 31, 2007.  Borrowings have served as an alternative funding source to address funding needs for growth, primarily FHLB advances.  At March 31, 2007, the $150.0 million of borrowings held by the Bank consisted of $140.0 million of overnight daily rate credit FHLB advances, and $10.0 million of a fixed rate advance with a maturity date of November 2009.  At March 31, 2007, the relative costs of these borrowed funds were higher than the deposit base, thereby raising overall funding costs.  As discussed earlier, it is the Bank’s intention to repay the short-term advances upon receipt of the offering proceeds.

          Since year end 2002, the retention of earnings, net of the adjustment for the net unrealized loss or gain on AFS securities, have translated into an annual equity growth rate of 8.7% for the Bank.  The acquisition of EH in December 2005 resulted in a reduction of tangible equity by approximately $14 million, and as of March 31, 2007 tangible equity totaled $92.1 million, or 9.0% of assets.  Since asset growth outpaced growth in equity over the review period, First Savings’ tangible equity-to-assets ratio decreased from 11.4% at year end 2002 to 9.01% at March 31, 2007.  The equity growth rate has been adversely impacted by the net unrealized loss on AFS securities.  The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2007, resulting in “well capitalized” status.  The addition of stock proceeds will serve to strengthen First Savings’ capital position, support growth objectives, and improve First Savings’ competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented.  At the same time, as the result of the Bank’s higher pro forma equity position, First Savings’ ROE can be expected to initially be below industry averages following its stock offering.

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Income and Expense Trends

          Table 1.2 shows the Bank’s historical income statements for the review period.  Profitability and reported earnings generally declined since the 2004 peak – current 12 month profitability is at a low for the review period at 0.67% of average assets, as compared to a high of 1.35% during 2004 and 1.33% during 2002.  The lower current earnings and profitability are primarily attributable to a reduced net interest income ratio and a higher operating expense ratio.  Non-interest income has generally been limited, and primarily represents loan and deposit customer service fees.  Loan loss provisions have increased in recent periods due to growth in the size of the loan portfolio.  Non-operating income or expense has been limited to gains and losses on the sale of investments and the writedown on the mortgage servicing rights (“MSRs”) obtained with the acquisition of EH.

          A principal factor leading to diminished profitability has been the decline in the net interest income ratio from 2.44% to 1.80% between fiscal 2002 and March 31, 2007.  This compression trend reflects the higher cost CDs and MMAs, and the increased utilization of borrowed funds despite the shift in the asset mix towards higher yielding loans and a more leveraged equity ratio.  A contributing factor to the compression has been the recent increases in short-term rates and the resulting inverted yield curve.  The Bank’s strategic lending initiatives to support the yield-cost spread have been insufficient to offset the rising cost of funding and the unfavorable yield curve.  For the 12 months ended March 31, 2007, the Bank maintained an interest rate spread of 1.63%, which represented a decline from the prior periods.  The Bank’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

          Non-interest operating income has been a very limited contributor to the earnings over the review period, ranging between 0.05% and 0.07% of average assets.  Non-interest income is low due to the low proportion of fee-generating retail deposit accounts.  In addition, the Bank does not actively pursue other revenue generating business lines such as insurance sales or offering other financial services products.  Loan service fees (particularly from EH-generated construction/land development loans) constitute the largest sources of non-interest operating income, representing approximately 60% of total non-interest income.  The level of such income remains low by industry standards.  It is significant that the level of such income as a percent of

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Table 1.2
First Financial Holdings, MHC
Historical Income Statements

	2002		2003		2004

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)

	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$34,589	6.16%	$33,904	4.87%	$36,464	4.90%
Interest Expense	(20,900)	-3.72%	(20,762)	-2.98%	(19,335)	-2.60%

Net Interest Income	$13,689	2.44%	$13,142	1.89%	$17,129	2.30%
Provision for Loan Losses	(59)	-0.01%	(305)	-0.04%	0	0.00%

Net Interest Income after Provisions	$13,630	2.43%	$12,837	1.84%	$17,129	2.30%
Other Operating Income	$281	0.05%	$335	0.05%	$344	0.05%
Operating Expense	(3,208)	-0.57%	(3,235)	-0.46%	(3,782)	-0.51%

Net Operating Income	$10,703	1.91%	$9,937	1.43%	$13,691	1.84%
Non Operating Income(Exp.)
Net Gain(Loss) on Sale of Investments	$(63)	-0.01%	$276	0.04%	$56	0.01%
Writedown of Mortgage Servicing Rights	$0	0.00%	$0	0.00%	$0	0.00%
Net Income Before Tax	$10,640	1.89%	$10,213	1.47%	$13,747	1.85%
Income Taxes	(3,172)	-0.56%	(2,760)	-0.40%	(3,692)	-0.50%

Net Income (Loss) Before Extraord. Items	$7,468	1.33%	$7,453	1.07%	$10,055	1.35%
Estimated Core Net Income
Net Income	$7,468	1.33%	$7,453	1.07%	$10,055	1.35%
Addback(Deduct): Non-Recurring (Inc)/Exp	63	0.01%	(276)	-0.04%	(56)	-0.01%
Tax Effect (1)	(21)	0.00%	94	0.01%	19	0.00%

Estimated Core Net Income	$7,510	1.34%	$7,271	1.04%	$10,018	1.35%
Memo:
Expense Coverage Ratio (2)	426.71%		406.24%		452.92%
Efficiency Ratio (3)	22.96%		24.00%		21.64%
Effective Tax Rate	29.81%		27.02%		26.86%

					12 Months Ended, March 31, 2007

	2005		2006

	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)

	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$40,285	5.06%	$55,260	5.85%	$57,585	5.91%
Interest Expense	(23,668)	-2.97%	(37,248)	-3.94%	(40,101)	-4.12%

Net Interest Income	$16,617	2.09%	$18,012	1.91%	$17,484	1.80%
Provision for Loan Losses	(137)	-0.02%	(320)	-0.03%	(760)	-0.08%

Net Interest Income after Provisions	$16,479	2.07%	$17,692	1.87%	$16,724	1.72%
Other Operating Income	$439	0.06%	$596	0.06%	$664	0.07%
Operating Expense	(4,738)	-0.60%	(8,384)	-0.89%	(8,451)	-0.87%

Net Operating Income	$12,181	1.53%	$9,905	1.05%	$8,937	0.92%
Non Operating Income(Exp.)
Net Gain(Loss) on Sale of Investments	$(85)	-0.01%	$(3)	0.00%	$(3)	0.00%
Writedown of Mortgage Servicing Rights	$0	0.00%	$(685)	-0.07%	$(685)	-0.07%
Net Income Before Tax	$12,096	1.52%	$9,217	0.98%	$8,249	0.85%
Income Taxes	(3,021)	-0.38%	(2,129)	-0.23%	(1,688)	-0.17%

Net Income (Loss) Before Extraord. Items	$9,075	1.14%	$7,088	0.75%	$6,561	0.67%
Estimated Core Net Income
Net Income	$9,075	1.14%	$7,088	0.75%	$6,561	0.67%
Addback(Deduct): Non-Recurring (Inc)/Exp	85	0.01%	688	0.07%	688	0.07%
Tax Effect (1)	(29)	0.00%	(234)	-0.02%	(234)	-0.02%

Estimated Core Net Income	$9,131	1.15%	$7,542	0.80%	$7,015	0.72%
Memo:
Expense Coverage Ratio (2)	350.74%		214.84%		206.89%
Efficiency Ratio (3)	27.78%		45.05%		46.57%
Effective Tax Rate	24.98%		23.10%		20.46%

(1)	Reflects an effective tax rate of 34%.
(2)	Net interest income divided by operating expenses.
(3)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).
(4)	Reflects pre-tax net income adjusted to excluded non-operating income tax-effected at a 34% rate.

Source:  First Financial Holdings, MHC’s audited and unaudited financial statements.

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average assets has not grown since fiscal 2002, during which CDs have increased by 34% overall.

          Operating expenses have steadily increased and peaked at 0.89% of average assets during fiscal year 2006, up from a low of 0.46% of average assets during fiscal year 2003.  The operating expense ratio, still quite low by industry standards due to factors discussed earlier, increased in fiscal 2006, primarily due to:  (1) the additional expenses incurred through the acquisition of EH; (2) the additional operating and depreciation expense related to the new office building; and (3) the addition of personnel in the areas of information technology, compliance and other back-office areas (the Bank’s non-EH employee count has increased from 37 at December 31, 2004 to 56 at March 31, 2007).  As of March 31, 2007, the Bank’s ratio of assets per full time equivalent employee equaled $14.8 million, versus a median comparable ratio of $5.6 million for all publicly-traded thrifts. As the Bank enhances its management team, including adding a Chief Financial Officer, it is expected that operating expenses will jump.  The de novo branching initiative will also increase operating expenses.  Also, upward pressure will be placed on the operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same time, the increase in equity realized from the stock offering will increase the Bank’s capacity to leverage the increase in operating expenses through continued growth.

          Net interest income compression and the higher operating expenses have both led to a diminished expense coverage ratio (net interest income divided by operating expenses), from 4.26 times in fiscal 2002 to 2.07 times for the 12 months ended March 31, 2007.  Comparatively, First Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has moved in an unfavorable trend from 23% in fiscal 2002 to 47% for the most recent 12 month period.  Nevertheless, the efficiency ratio remains favorable in comparison to typical industry levels.

          The level of loan loss provisions has fluctuated over the review period, but remained at relatively low levels.  Provisions equaled $0.76 million, or 0.08% of average assets for the 12 months ended March 31, 2007.  The higher loan loss provisions established during the most recent two periods shown in Table 1.2 were largely related to the growth in the loan portfolio, and not as a result of loan quality issues.  As of March 31, 2006, the Bank maintained valuation

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allowances of $2.6 million, equal to 0.35% of net loans receivable and 914.95% of non-performing loans.  Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five years.

          Non-operating income over the review period has consisted solely of relatively small gains realized from the sale of securities.  In addition, the Bank wrote down the value of mortgage servicing rights that was booked as part of the acquisition of EH in 2005, following the receipt of a third party valuation.  Such net non-recurring expense will be excluded from the valuation earnings base.

          The Bank’s effective tax rate ranged from a low of 20.5% for the most recent 12 month period to a high of 29.8% in 2002.  The lower effective tax rate has been largely the result of tax advantaged income from the municipal bond investment portfolio.  As set forth in the prospectus, the Bank’s marginal effective statutory tax rate for the conversion proceeds approximates 34%.

Interest Rate Risk Management

          First Savings monitors interest rate risk on a quarterly basis using proprietary software as provided by an external vendor.  The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates.  The Bank utilizes the interest rate risk model to also calculate the change in net portfolio value (“NPV”) to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income.  The internal analysis, as of March 31, 2007, indicated that First Savings’ net portfolio value under a 200 basis point instantaneous and sustained rise in interest rates would decline by 36% (see Exhibit I-7).  The excess of repricing liabilities were concentrated in CDs and borrowed funds in the one year period, while the asset base contains assets that reprice over a longer period of time.

          The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Bank manages interest rate risk from the asset side of the balance sheet through purchasing adjustable rate MBS, originating and holding in portfolio short term construction land

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development loans and adjustable rate residential and commercial real estate loans.  As of March 31, 2007 ARM loans comprised 24.4% of total loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through attempts to extend the term-to-maturity of the CD portfolio.

          The infusion of stock proceeds will have an important impact on the Bank’s interest rate risk, as the net proceeds are expected to be used to payoff a large portion of the short-term overnight FHLB advances (maximum of $140 million), with the funding replaced with interest-free capital.  The increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

          First Savings’ lending activities traditionally and currently have emphasized 1-4 family permanent mortgage loans, with diversification into commercial real estate/multi-family and construction/land development loans.  Going forward, the Bank intends to continue the current focus in these lending areas.  Exhibit I-9 provides historical detail of First Savings’ loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of March 31, 2007.

          First Savings originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans with maturities of up to 30 years although customer preference in recent periods has been for fixed rate loans.  As of March 31, 2007, the Bank’s outstanding balance of 1-4 family permanent mortgage loans equaled $377.6 million, million or 47.0% of total loans outstanding.  As of the same date, fixed rate residential first mortgage loans totaled $365.9 million, or 97% of total residential mortgage loans.  For owner-occupied residential mortgage loans, the Bank will lend up to a 95% loan-to-value (“LTV”), with private mortgage insurance required for the amount above 80% of the appraised value of the property.  For non-owner occupied property, the maximum LTV is generally 80%.  Residential loans are generally underwritten in accordance with guidelines established by Freddie Mac and Fannie Mae.  With limited exceptions, the Bank has not historically sold loans into the secondary market.  As a result of past loan sales and the acquisition of EH, the Bank maintained a loans-serviced-for-

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others portfolio of $52.1 million as of March 31, 2007, with most of this servicing related to EH originated loans.

          The second largest segment of the loan portfolio consisted of loans secured by commercial real estate and multi-family properties in the greater Seattle MSA.  Such loans totaled $246.0 million, or 30.6% of total loans as of March 31, 2007, which increased from $105.6 million as of December 31, 2002.  Multi-family loans comprise $82.0 million of the current total.  Properties securing the commercial real estate loan portfolio include industrial properties, small office buildings, retail facilities, warehouses and owner-occupied properties used for businesses, while multi-family properties are generally limited to medium sized buildings.  First Savings has originated such loans for over 35 years, using EH as the primary source of such loans.  Commercial real estate and multi-family loans are generally originated on a fixed rate basis with terms of up to ten years and amortization periods of up to 30 years.  Commercial real estate loans are generally originated with LTV ratios of no more than 80%.  The average size of the commercial real estate and multi-family loan portfolio was $788,000 and $846,000 as of March 31, 2007.  Going forward, the Bank will continue to emphasize the origination of commercial real estate loans secured by local or regional properties, supported by the higher pro forma capital position and higher loans-to-one borrower limit.

          As of March 31, 2007, First Savings’ outstanding balance of construction/land development loans totaled $175.5 million, or 21.8% of total loans, up from $7.7 million, or 2.4% of loans as of June 30, 2002.  Of this total, $100.7 million consisted of residential construction loans, $67.6 million consisted of land development loans, and $5.9 million consisted of multi-family construction loans.  Essentially all of these loans were originated by EH.  The Bank has substantially increased this lending portfolio through EH, which includes the construction of single family residences, condominiums, townhouses and residential developments.  EH maintains relationships with a number of large, experienced developers in the Seattle MSA, including a few very large developers that construct and complete several hundred houses each year.  EH serves as a financing arm of these developers, providing the land acquisition, development and property construction loans.  The five largest developers/builders typically provide 75% of EH’s annual origination volume, and total loans outstanding to these borrowers was $120.6 million at March 31, 2007, indicating a sizeable loan concentration.  The Bank

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believes the credit quality of such lending to these large developers is limited given their relatively strong housing-related assets that would provide financial backing in case of a downturn in the housing market.  Construction loans are generally offered up to an LTV ratio of 80% and require payment of interest only during the construction period, which is generally no more than 12 months.  Land development loans generally have terms of no more than 24 months.  Yields earned on construction/land development loans are subject to market competition, but generally are based on a spread above the prime rate of interest and are adjustable.  As of March 31, 2007, the largest construction/land development loan had a balance of $8.3 million.  EH does not make the permanent loan at the end of the construction or land development phase, preferring to turn the funds back into another construction or land development loan which will earn additional fee income in addition to the then prevailing interest rate.  Commercial real estate construction loans are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction.  This type of lending is expected to continue to be an area of growth for the Bank.

          Consumer lending has been limited to home equity loans (currently $3.8 million) and savings/other loans (currently $0.5 million).  Home equity loans are made with a maximum LTV of 95% on a combined basis with the first mortgage.  Home equity lines of credit can be drawn on for a 10 year period and the interest rate on home equity loans generally adjust based on the month end prime rate of interest.  Similar to the recent past, home equity or other consumer lending is not expected to be a growth area for the Bank.  The Bank does not actively engage in commercial business lending.

          Exhibit I-11 provides a summary of the Bank’s lending activities over the past three and one-quarter fiscal years.  The lending volume, particularly for construction/land development and commercial real estate/multi-family, includes the loans purchased from EH prior to fiscal 2006.  For the three months ended March 31, 2007, EH originations totaled $68.9 million, or 79% of the Bank’s total loan originations.  For fiscal 2005, EH loan originations (shown as loan purchases by First Savings), totaled $218.2 million, or 71% of total loan originations.  A portion of the residential loan volume during recent periods consisted of loans to refinance existing mortgages, as borrowers took advantage of historically low mortgage rates to refinance into

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lower rate loans.  Loan originations in fiscal 2006 reached a high of $346.3 million, including the EH volume.

          First Savings has not engaged in material levels of loan sales over the time period shown in Exhibit I-11, with the only loan sales occurring in fiscal 2006, equal to $4.2 million.  The Bank prefers to retain loans in portfolio, minimizing the back-office servicing operations and maintaining customer contact.  Loan purchases have primarily been from EH.

Asset Quality

          Historically, First Savings has recorded relatively modest levels of non-performing assets (“NPAs”).  As shown in Exhibit I-12, First Savings’ NPAs ranged from a high of $680,000 at December 31, 2003 to a low of $154,000 at December 31, 2006, and totaled $281,000, or 0.03% of assets at March 31, 2007.  NPAs have been favorably low, and factors that may contribute to this position is the strong economy in the local market area and the financial strength of the large builders but perhaps also due to the limited seasoning of the rapidly growing portfolio.  To track the Bank’s asset quality and the adequacy of valuation allowances, First Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed quarterly by senior management and the Board.  Pursuant to these procedures, when needed, the Bank establishes additional allowance for loan losses to cover anticipated losses in classified or non-classified assets.  As of March 31, 2007, the Bank maintained allowances for loan losses of $2.6 million, equal to 0.35% of net loans receivable and 914.95% of total NPAs.  The allowances for loan losses has been increased in recent periods in order to maintain targeted balance as a percentage of the overall loan portfolio, and not as a result of a decline in asset quality ratios.

Funding Composition and Strategy

          Deposits have consistently accounted for the substantial portion of the Bank’s IBL composition, equal to 83.5% of total interest-bearing funds at March 31, 2007.  Exhibit I-13 sets forth the Bank’s deposit composition for the past three fiscal years and as of March 31, 2007 and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at the same date.  The Bank operates with a relatively large proportion of CD and MMA accounts, a result of

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the one-branch operation which restricts the Bank’s ability to attract core deposit funds from retail and business customers.  Over the period shown in Exhibit I-13, Cds and MMAs increased from 93.8% to 96.2% of deposits.  Thus, the deposit base has a wholesale funding aspect to it.  Given the deposit mix, the Bank does not have the infrastructure and operating costs of banking companies with lower deposit costs.  Transaction and savings account deposits equaled $29.1 million, or 3.8% of total deposits, at March 31, 2007, versus $41.5 million, or 6.2% of total deposits, at December 31, 2004.  As shown in Exhibit I-15, the weighted average costs of the MMA and CDs funds were 4.46%, and 4.91%, respectively.  First Savings’ current CD composition reflects a higher concentration of short-term maturities, with 73.6% scheduled to mature in one year or less.

          At March 31, 2007, the Bank had $325.9 million of jumbo CDs ($100,000 or more), of which $59.7 million were public funds.  At the same date, the Bank did not have any brokered deposits in portfolio.

          Borrowings have served as an alternative funding source to address funding needs for growth, managing funding costs and managing interest rate risk, and have become more prominent during the recent periods.  The Bank’s use of borrowings has generally been limited to FHLB advances and at March 31, 2007 the $150.0 million of borrowings held by the Bank consisted of $140.0 million of overnight daily rate credit FHLB advances, while the remaining $10.0 million consisted of a fixed rate advance with a maturity date of November 2009.  Exhibit I-16 provides further detail of First Savings’ borrowing activities during the past three and one-quarter years.  Following the stock offering, the Bank intends to repay, based on the amount of net proceeds of the offering, a substantial portion of the borrowings with conversion proceeds.

Subsidiary Operations

          The Mid-Tier currently has two wholly-owned subsidiaries, First Savings and First Financial Diversified, which the Mid-Tier received as a dividend from First Savings in 2002.  Upon completion of the conversion and reorganization, First Financial Diversified will become a subsidiary of First Financial Northwest.  First Financial Diversified primarily provides escrow services to the Bank, other major area lenders and some private individuals.  First Financial Diversified also offers limited consumer loans to Bank customers, which consist of short-term

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unsecured loans, second mortgages and home equity loans.  At March 31, 2007, First Financial Diversified represented less than 1% of First Savings’ loan portfolio.  At the same date, the Company’s equity investment in First Financial Diversified was $4.4 million.

          First Savings has one wholly-owned subsidiary, EH, described earlier, which provides mortgage banking services to the Bank’s customers.  EH was acquired on December 30, 2005 for the purposes of preserving a business relationship of over 30 years.  EH operates with a staff of 13 that primarily originates construction/land development loans.  At March 31, 2007, the Bank’s equity investment in EH was $16.2 million.

Legal Proceedings

          First Savings is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

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II.  MARKET AREA

Introduction

          First Savings conducts operations out of a single headquarters office and branch location in Renton, King County, Washington.  The Bank’s market area for business operations includes the remaining two counties of the Seattle-Tacoma-Bellevue WA metropolitan statistical area (the “Seattle MSA”), Pierce County to the south and Snohomish County to the north.  This market area spans the large metropolitan area extending from the city of Everett in the north to Tacoma in the south, with King County home to the largest, oldest, and most developed urban area and city, Seattle.  The total population of the three county market area was 3.3 million as of 2006, approximately one-half of the state’s population, representing a large population base for potential business.  The region has a well-developed urban area in the western portion along Puget Sound Bay, with the central and eastern portions remaining undeveloped, rural and mountainous.  The region has long experienced a relatively steady economy, not experiencing boon and bust time periods as has been common in other areas of the country.  The regional economy has had a historical dependence on the aerospace industry which has had periods of strong growth and alternatively, reductions in activity.  In the recent past, the region has been impacted by adverse trends in several of its major industries including electronics, aerospace and shipping/transportation (particularly Asia-related trade).  However, over the past few years growth rates have been steady and long-term growth trends are favorable as the market area continues to maintain a highly educated and motivated workforce, and the Seattle metropolitan area remains a relatively desirable place to live for many.

          A map showing the Bank’s office coverage is set forth in Exhibit I-1.  Future growth opportunities for First Savings depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of First Savings’ market area.  The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank, and will be factored into our valuation analysis accordingly.

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National Economic Factors

          The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole.  Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending March 2007, as total U.S. employment increased by 2.6 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, the near-term future performance of the real estate industry, including both residential and commercial real estate prices, and other world-wide tensions, all of which have the potential to impact future economic growth.  Annualized growth in gross domestic product was 2.5% for the fourth quarter of 2006, compared to a revised 2.0% in the third quarter and 1.8% in the year ago fourth quarter.  The inflation rate increased modestly during the first eleven months of 2006, in part because of the varying effect of energy costs.  Inflation totaled 3.2% for all of 2006, and was 2.3% on an annualized basis for the first two months of 2007.  The growth in employment also led to fears that wages could increase if shortfalls of available labor appear.  The unemployment rate declined to 4.4% as of March 2007, a decline from 4.5% in February 2007 and down from 4.7% in March 2006, all of which represent relatively low levels in comparison to recent historical averages.  The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.  Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

          The major stock exchange indices have shown relatively strong increases during the most recent twelve month period (although such indices were relatively stable during the most three month period), with the positive performance due in part to continued low evidence of inflation, economic growth, and the perception that the Federal Reserve likely will not raise interest rates in the near term future.  As an indication of the changes in the nation’s stock markets over the last twelve months, as of March 31, 2007, the Dow Jones Industrial Average closed at 12354.4, an increase of 10.8% from March 31, 2007, while the NASDAQ Composite Index stood at 2421.6, an increase of 11.5% over the same time period.  The Standard & Poors 500 Index totaled 1420.9 as of March 31, 2007, an increase of 11.9% from one year ago.

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          Regarding factors that most directly impact the banking and financial services industries, in the past year certain data has indicated that the relatively strong housing market that existed in the early part of this decade has cooled down, as the level of existing and new home sales and housing starts have shown fluctuations, including decreases in some recent months, the number of homes for sale has increased in many regions, and the median home price for the nation has recorded a modest decline from one year ago.  Most recently, the issue of subprime loans, and the recent rise in delinquency rates of these types of loans, has created a high level of uncertainty in the housing market.  Should residential mortgage loan delinquency rates rise, continue to remain elevated, and cause a high level of borrower defaults, the spring 2007 residential housing market performance is likely to suffer.  This uncertainty has to some extent also affected other housing related sectors of the economy, such as building materials.  Thus, many analysts are expressing uncertainty as to when the housing market will bottom-out, nationally, and resume an upward trend as far as home values.  The 2007 spring home real estate sales will provide additional indications as to whether the housing market has begun to recover in terms of pricing and demand, or whether additional time will be required for a shake-out of the inflated housing market of 2004 and 2005.  Overall, housing prices and land values remain well above the levels of the late 1990s, providing continued support for most traditional loan values.  Commercial development trends are also showing some signs of weakness in certain areas of the country, while at the same time other areas are reporting relatively strong sales activity and prices.

Interest Rate Environment

          Through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%.  Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation.  Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004.  Since the June 2006 meeting, the Fed has not changed interest rates, and economists are studying various news releases and minutes of Fed board meetings in order to determine the likelihood of

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interest rate increases or decreases by the Fed.  As detailed in the minutes of the March 2007 Fed board meeting, the Fed held interest rates steady but noted it was still wary of inflation - a sign the Fed may increase rates in order to avoid further increases in inflation rates.  In addition, the Fed dropped language that would indicate that rates would be raised to avoid an overheated economy.  Thus, the Fed continues to closely monitor the U.S. economy and trends, with the potential to change interest rates based on a combination of factors.  The effect of the interest rate increases since 2004 has been most evident in short term rates, which increased more than longer term rates.  In 2006, the yield curve became inverted, with long term rates modestly lower than short term rates.  As of March 31, 2007, one- and ten-year U.S. government bonds were yielding 4.90% and 4.65%, respectively, compared to 5.21% and 5.15%, respectively, as of March 31, 2006.  This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

          Table 2.1 presents information regarding the demographic and economic trends for the Bank’s market area from 2000 to 2006 and projected through 2011, with additional data shown in Exhibit II-3.  Data for the nation and the State of Washington is included for comparative purposes.  The size and scope of the market area is evidenced by the demographic data, which shows that as of 2006 the total population of the MSA was 3.273 million, approximately 51% of the state population.  Most of the population base is concentrated along the western border of the region, against Puget Sound Bay, resulting in a relatively urban market area for First Savings.  Between 2000 and 2006 the population growth rate of the Seattle MSA was slightly lower than the state and national rates, indicating a moderately growing area, with King County reporting the slowest growth rate and the more “suburban” counties of Pierce and Snohomish reporting higher growth rates.  Growth in households has paralleled trends with respect to population, as household growth rates for King County increased at a 0.9% annual rate compared to higher rates for Pierce and Snohomish Counties.  The slower growth in King County reflects the more developed characteristic of western King County, which is one of the older regions in the state.

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Table 2.1
First Savings Bank of Renton
Summary Demographic Data

	Year			Annual Growth Rate

	2000	2006	2011	2000-2006	2006-2011

Population (000)
United States	281,422	303,582	323,786	1.3%	1.3%
Washington	5,894	6,397	6,803	1.4%	1.2%
Seattle-Tacoma-Bellevue MSA	3,044	3,273	3,446	1.2%	1.0%
King County	1,737	1,832	1,898	0.9%	0.7%
Pierce County	701	768	818	1.5%	1.3%
Snohomish County	606	673	729	1.8%	1.6%
Households (000)
United States	105,480	114,050	121,863	1.3%	1.3%
Washington	2,271	2,466	2,627	1.4%	1.3%
Seattle-Tacoma-Bellevue MSA	1,197	1,290	1,362	1.3%	1.1%
King County	711	752	781	0.9%	0.8%
Pierce County	261	288	308	1.7%	1.4%
Snohomish County	225	251	273	1.8%	1.7%
Median Household Income ($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Washington	45,770	56,473	66,834	3.6%	3.4%
Seattle-Tacoma-Bellevue MSA	51,488	64,361	77,952	3.8%	3.9%
King County	53,383	68,249	83,039	4.2%	4.0%
Pierce County	45,197	55,321	65,294	3.4%	3.4%
Snohomish County	53,219	65,385	78,082	3.5%	3.6%
Per Capita Income ($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Washington	22,973	29,061	36,155	4.0%	4.5%
Seattle-Tacoma-Bellevue MSA	26,332	33,764	42,784	4.2%	4.8%
King County	29,521	38,364	49,616	4.5%	5.3%
Pierce County	20,948	26,379	32,446	3.9%	4.2%
Snohomish County	23,417	29,666	36,602	4.0%	4.3%

2006 HH Net Income Dist. (%)	$ 0 to $ 25,000	$ 25,000- $ 50,000	$ 50,000- $ 100,000	$ 100,000+

United States	22.68%	25.75%	31.77%	19.80%
Washington	18.62%	25.22%	34.27%	21.89%
Seattle-Tacoma-Bellevue MSA	14.95%	22.63%	35.39%	27.03%
King County	14.24%	21.32%	34.04%	30.40%
Pierce County	18.29%	26.50%	35.70%	19.51%
Snohomish County	13.23%	22.11%	39.08%	25.58%

2006 Age Distribution(%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.

United States	20.4%	27.5%	29.1%	14.0%	9.1%
Washington	19.8%	27.8%	29.9%	14.3%	8.2%
Seattle-Tacoma-Bellevue MSA	19.4%	28.0%	31.6%	13.6%	7.5%
King County	18.1%	28.0%	32.3%	13.9%	7.7%
Pierce County	20.7%	28.8%	29.7%	13.3%	7.6%
Snohomish County	21.4%	26.9%	31.9%	13.1%	6.7%
Source: ESRI.

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          The 2006 median household income and per capita income levels in King County and Snohomish Counties were higher than the state and national averages, while Pierce County reported income levels slightly below the Washington state average.  King and Snohomish Counties contain a larger percentage of white-collar professional employment.  For example, the King County (the highest income levels) median household income was 121% of the state average and 132% of the national average.  Household income distribution patterns provide support for earlier statements regarding the nature of the Bank’s market as approximately 64% of King County households had income levels in excess of $50,000 annually in 2006 while the ratio was 56% for the State of Washington and 52% for the national average.  In 2005, the city of Seattle was ranked as the most well educated city in the country, with the largest concentration of residents that hold college degrees.  Seattle’s relatively high income coupled with high education levels for a major city, results in King County placing among the 100 wealthiest counties in the United States, which will favorably influence demand for the products and services offered by financial services providers operating in the market.

Summary of Local Economy

          The Seattle MSA area is the largest business center in both the State of Washington and the Pacific Northwest.  Currently, key elements of the economy are aerospace, military bases, clean technology, biotechnology, education, information technology, logistics, international trade and tourism.  The region is well known for the long presence of The Boeing Corporation and Microsoft, two major industry leaders, and for its leadership in technology.  The workforce in general is well-educated and strong in technology.  Washington State’s location with regard to the Pacific Rim, along with a deepwater port has made international trade a significant part of the regional economy (one in three jobs in Washington is tied to foreign exports).  The Washington State ports handle 6% of all U. S. exports and 7% of all U.S. imports, and the top five trading partners with Washington State include Japan, Canada, China, Korea and Ireland.  Tourism has also developed into a major industry for the area, due to the scenic beauty, temperate climate and easy accessibility.

          King County, the location of city of Seattle, has the largest employment base and overall level of economic activity.  King County’s largest employers include The Boeing Company,

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Microsoft Corporation, and the University of Washington.  Companies that are headquartered in King County include Alaska Airlines, Amazon.com, Attachmate, CostCo and Microsoft.  Pierce County’s economy is also well diversified with the presence of military related government employment (Fort Lewis Army Base, 39,000 employees, and McChord Air Force Base, 11,000 employees, along with health care (the Franciscan Health System, 3,900 employees and the Multicare Health System, 3,200 employees.  In addition, there is a large employment base in the economic sectors of shipping (the Port of Tacoma) and aerospace employment (Boeing).  Snohomish County to the north has an economy based on aerospace employment (Boeing), military (the Naval Station Everett) along with additional employment concentrations in biotechnology, electronics/computers, and wood products.  The State of Washington’s largest private employers, including the number of employees, are provided in Table 2.2.  Eight of the largest employers in the state are headquartered in King County.

Table 2.2
First Savings Bank of Renton
Major Private Employers in Washington

Employer	Employees

The Boeing Company	59,219
Microsoft Corporation*	28,007
University of Washington*	21,358
The Kroger Company	17,300
Alaska Airlines*	9,936
Starbucks Corporation*	8,806
Providence Health	8,499
Group Health Corporation	8,422
Washington Mutual, Inc.*	7,968
Weyerhaeuser Corporation*	7,700
Costco Wholesale Corporation*	6,526
Multicare Health Systems	5,500
Nordstroms, Inc.*	5,349
Macy’s Northwest	4,905
Safeway, Inc.	4,881
Haggen, Inc.	4,000
Safeco Corporation*	3,700
Swedish Health	3,583
Evergreen Healthcare	2,700

*Headquartered in King County
Sources: Puget Sound Business Journal 2005 Supplement.

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          Employment data, presented in Table 2.3 below, indicates that similar to many larger, developed areas of the country, services are the most prominent sector for the state of Washington and the three Seattle MSA counties, comprising approximately 34% of total employment.  The next largest component of the economy of the market area is wholesale and retail trade, at 14.8%, reflecting the trade employment in the ports of the Seattle region.  Government employment was highest in Pierce and Snohomish Counties, reflecting the military bases previously mentioned, with such employment related to the presence of Boeing.  Manufacturing employment is highest in Snohomish County, the location of Boeing’s largest manufacturing and assembly plant, which information related employment is highest in King County, due to the impact of Microsoft and other information technology employers.  King County’s percentages of employment in the different sectors resembled that of the economy of Washington, which was provided for comparative purposes.  This data indicates that the Seattle MSA has a relatively diversified economic base, such that a downturn in any one industry will likely not have a large impact on the regional economy.  This diversification provides a level of stability that in a positive factor for financial institutions such as First Savings.

Table 2.3
First Savings Bank of Renton
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employ. Sectors	Washington	King	Pierce	Snohomish

Services	34.1%	36.5%	34.4%	31.2%
Wholesale/Retail Trade	14.6	14.8	14.3	14.9
Government	16.4	12.1	22.7	15.2
Finance/Ins./Real Estate	8.0	9.5	7.9	8.4
Manufacturing	7.7	7.9	5.5	15.1
Construction	6.1	5.3	7.2	8.1
Transportation/Public Util.	3.0	3.7	3.3	1.6
Information	3.0	5.2	1.1	1.6
Arts, Entertainment	2.3	2.7	2.0	2.0
Farming	2.3	0.1	0.6	0.7
Other	2.5	2.1	1.0	1.2

	100.0%	100.0%	100.0%	100.0%

     Source:  REIS DataSource.

          Table 2.4 below, provides unemployment data which shows that the unemployment rates in King and Snohomish Counties have increased slightly over the first three months of 2007

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from the average for all of 2006, while Washington State has remained unchanged.  King County reported an unemployment rate lower than the state and national averages, while the unemployment rate for Washington was slightly higher than the national unemployment rate.  The lower unemployment rate in King County is reflective of the underlying strength of the local economy.

Table 2.4
First Savings Bank of Renton
Market Area Unemployment Trends

Region	2006 Annual Unemployment	March 2007 Unemployment

United States	4.6%	4.5%
Washington	5.0%	5.0%
King County	4.2%	4.3%
Pierce County	5.2%	4.8%
Snohomish County	4.6%	4.8%

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics/Competition

          Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions in the market area from June 30, 2003 to June 30, 2006.  Deposit growth trends are important indicators of a market area’s current and future prospect’s for growth.  The table indicates that overall deposit growth rates in the Bank’s market range from a low of 5.6% annually in King County over the past three years, compared to 8.1% in Pierce County and 9.9% annually in Snohomish County.  Washington state deposits increased at a rate of 6.9% annually.  Future growth will be facilitated by the large size of the market overall, the competitive environment and the ability of the Bank to attract deposits to its one-office location.

          As of June 30, 2006, First Savings maintained a relatively minimal 1.5% deposit market share in King County, representative of the overall large size of the deposit base and indicating that future deposit gains and market share gains are possible.  Since June 30, 2003, First Savings has increased deposits at the same rate as the King County market in general, evidence that the Bank is competitive in the market.  As is evidenced in the data showing competitor deposits (see

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Table 2.5
First Savings Bank of Renton
Deposit Summary

	As of June 30,

	2003			2006			Deposit Growth Rate 2003-2006

	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches

	(Dollars in Millions)						(%)
Washington	$81,522,000	100.0%	1,784	$99,586,000	100.0%	1,871	6.9%
Commercial Banks	$54,978,000	67.4%	1,317	$76,640,000	77.0%	1,484	11.7%
Savings Institutions	$26,544,000	32.6%	467	$22,946,000	23.0%	387	-4.7%
King County	$40,179,000	100.0%	503	$47,353,000	100.0%	526	5.6%
Commercial Banks	$26,750,000	66.6%	362	$36,328,000	76.7%	389	10.7%
Savings Institutions	$13,429,000	33.4%	141	$11,025,000	23.3%	137	-6.4%
First SB of Renton	$622,923	1.6%	1	$731,351	1.5%	1	5.5%
Pierce County	$6,438,000	100.0%	194	$8,126,000	100.0%	199	8.1%
Commercial Banks	$4,806,000	74.7%	147	$6,526,000	80.3%	156	10.7%
Savings Institutions	$1,632,000	25.3%	47	$1,600,000	19.7%	43	-0.7%
Snohomish County	$6,084,000	100.0%	166	$8,076,000	100.0%	180	9.9%
Commercial Banks	$3,870,000	63.6%	113	$5,787,000	71.7%	141	14.4%
Savings Institutions	$2,214,000	36.4%	53	$2,289,000	28.3%	39	1.1%

Source: FDIC.

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Table 2.6), significant competitors for the Bank consist of large nationwide and superregional banks, including Bank of America, Washington Mutual and Wells Fargo Bank, all of which maintain a strong presence in King County.  Additionally, credit unions such as Boeing Employees Credit Union are also formidable competitors.

Table 2.6
First Savings Bank of Renton
Market Area Counties Deposit Competitors

Location	Name

King County, WA	Bank of America (32.9%)
US Bank NA (16.5%)
Washington Mutual (13.7%)
Keybank NA (8.2%)
Wells Fargo Bank NA (6.7%)
Washington FS&LA (3.2%)
Homestreet Bank (1.9%)
First SB of Renton – Rank of 8 (1.5%)

Source: FDIC.

Summary

          The overall condition of the primary market area can be characterized as positive, with growth potential in King County and the other counties of the Seattle MSA, based on regional population and economic projections. The overall total population base within the Bank’s market area provides the potential for additional banking customers.  In addition, income levels are relatively high and growing in line with area averages, indicating an increasing amount of personal wealth for residents.  Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in First Savings having to pay competitive deposit rates, provide high quality service and consider providing electronic banking capabilities to increase local market share.

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III.  PEER GROUP ANALYSIS

          This chapter presents an analysis of First Savings’ operations versus a group of relatively comparable publicly-traded savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions.  The Peer Group has been selected in a manner consistent with the regulatory valuation guidelines.  The basis of the pro forma market valuation of First Savings is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to First Savings, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

          The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies (“MHCs”) and recent conversions (i.e., converted less than one year), since their pricing ratios are subject to distinct characteristics, may reflect speculation or there may be limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

          Ideally the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 125

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publicly-traded institutions nationally (not in MHC form) and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics but there may also be some members that are unique in certain respects.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since First Savings will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group (i.e., no MHCs).  From the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of First Savings.  In the selection process, we applied three “screens” to the universe of all public companies, as described below.  In the first screen we focused on selecting the five publicly-traded Washington based thrifts except Washington Mutual (given its size and nationwide presence).  Since we needed to identify at least five other Peer Group members, it was necessary to identify thrifts in other markets, and we narrowed the size range and increased the minimum equity/assets ratio since thrifts were being considered in other geographic markets.

•

Screen #1.  Washington based thrifts with assets less than $10 billion.  Five thrifts met the criteria for Screen #1:  Washington Federal, Inc., First Mutual Bancshares, Inc., Ranier Pacific Financial Group, Riverview Bancorp, Inc. and Timberland Bancorp, Inc.  In selecting these five thrifts, we excluded Washington Mutual, given its large nationwide presence.  Exhibit III-2 provides financial and public market pricing characteristics of publicly-traded Washington State thrifts.

•

Screen #2.  Thrifts in other western states (outside Washington) with assets between $500 million and $2.5 billion and equity/assets ratio greater than 10%.  One thrift met this criteria – First PacTrust Bancorp of CA.  Exhibit III-2 provides financial and public market pricing characteristics of publicly-traded western U.S. thrifts.

•

Screen #3.  Thrifts in other states with assets between $1.0 billion and $2.5 billion and equity/assets ratio greater than 12%.  Four thrifts met this criteria —BankFinancial Corp. of IL, Berkshire Hills Bancorp, Inc. of MA, Brookline Bancorp, Inc. of MA and Willow Financial Bancorp, Inc. of PA.  Exhibit III-2 provides financial and public market pricing characteristics of publicly-traded institutions with assets $1.0 billion and equity/assets ratios above 12%.

          Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some

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Table 3.1
Peer Group of Publicly-Traded Thrifts
May 30, 2007(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value

										($)	($Mil)
WFSL	Washington Federal, Inc. of WA	NASDAQ	Seattle, WA	Thrift	$ 9,878		121	09-30	11/82	$ 24.89	$ 2,174
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	2,351		15	12-31	07/02	11.95	733
BHLB	Berkshire Hills Bancorp of MA	NASDAQ	Pittsfield, MA	Thrift	2,175		25	12-31	06/00	32.04	282
BFIN	BankFinancial Corp. of IL	NASDAQ	Burr Ridge, IL	Thrift	1,567		16	12-31	06/05	16.37	379
WFBC	Willow Financial Bancorp Inc. of PA	NASDAQ	Maple Glen, PA	Thrift	1,533		14	06-30	04/02	11.58	181
FMSB	First Mutual Bancshares Inc. of WA	NASDAQ	Bellevue, WA	Thrift	1,057		12	12-31	12/85	22.19	148
RPFG	Rainier Pacific Financial Group of WA	NASDAQ	Tacoma, WA	Thrift	903	D	13	12-31	10/03	19.91	131
RVSB	Riverview Bancorp, Inc. of WA	NASDAQ	Vancouver, WA	Thrift	820		16	03-31	10/97	14.00	164
FPTB	First PacTrust Bancorp of CA	NASDAQ	Chula Vista, CA	Thrift	788		9	12-31	08/02	25.24	111
TSBK	Timberland Bancorp, Inc. of WA	NASDAQ	Hoquiam, WA	Thrift	618		25	09-30	01/98	33.26	121

NOTES:	(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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differences between the Peer Group companies and First Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of First Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

          A summary description of the key characteristics of each of the Peer Group companies is detailed below, when compared to the Peer Group as a whole.

•

Washington Federal, Inc. of WA.  Washington Federal is the largest Peer Group thrift in terms of asset size, has relatively high usage of borrowed funds and maintains a relatively strong equity/assets ratio.  Reporting the highest asset growth rate of all Peer Group companies, Washington Federal recorded the highest ROA due to low operating expenses.  Loan diversification included a strong level of construction lending, but there was a high concentration in 1-4 family lending.  Washington Federal’s asset quality ratios were more favorable than the Peer Group average.

•

Brookline Bancorp, Inc. of MA.  Brookline maintained the highest equity/assets ratio of all Peer Group members.  Brookline’s profitability was close to the Peer Group average, and was supported by a low level of operating expenses.  The loan portfolio is diversified into commercial real estate/multi-family and consumer loans, resulting in a high risk-weighted assets-to-assets ratio.  Asset quality ratios were more favorable than the Peer Group averages, although loan chargeoffs were higher.

•

Berkshire Hills Bancorp, Inc. of MA.  Berkshire Hills has partially grown through acquisition which has substantially leveraged its equity level.  Also, Berkshire Hills’ relatively high loan growth was supported by deposit and borrowings growth and declines in investments.  Berkshire Hills’ profitability was below the Peer Group average, due to a lower net interest income ratio, higher loan loss provisions, and higher net non-operating losses.  The primary loan portfolio diversification was into commercial real estate/multi-family loans.  Berkshire Hills’ higher credit risk profile and NPAs were partially mitigated by higher allowances for loan losses.

•

BankFinancial, Inc. of IL.  Operating in the Chicago, IL area, BankFinancial maintained a relatively high loans-to-assets ratio.  BankFinancial experienced asset shrinkage the last 12 months.  BankFinancial’s modest profitability was partially attributable to its relatively high operating expenses.  BankFinancial holds a considerable percentage of loans in commercial real estate/multi-family loans and commercial business loans, and maintains a relatively large loans serviced for others portfolio and mortgage servicing rights asset.  BankFinancial’s asset quality figures are somewhat less favorable than the Peer Group average.

•

Willow Financial Bancorp, Inc. of PA.  Operating in the greater Philadelphia area, Willow Financial maintains a lower loans/assets ratio than the Peer Group, and maintains a leveraged tangible equity in part due to a recent merger transaction.  Willow Financial experienced a decline in assets in the most recent year.  Willow Financial’s modest

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profitability was due to higher than average operating expenses, higher intangibles amortization and higher loan loss provisions relative to the Peer Group.  The loan portfolio was diversified into commercial real estate/multifamily and consumer loans.  Willow Financial’s higher ALLL position partially mitigates its higher NPAs.

•

First Mutual Bancshares, Inc. of WA.  First Mutual has a similar asset size as the Bank, and maintains a high loans/assets ratio and a leveraged equity base.  First Mutual’s relatively strong profitability was supported by a higher net interest income ratio (due to strong asset yields), but this was partially offset by a higher operating expense ratio.  Similar to the Bank, the loan portfolio was concentrated in construction and commercial real estate/multi-family loans.  First Mutual’s asset quality ratios were in line with the Peer Group averages.

•

Ranier Pacific Financial Group, Inc. of WA.  Ranier Pacific maintains a greater wholesale leveraging strategy than the other Peer Group members (using borrowings to fund investments).  Reporting an equity/assets ratio below 10%, Ranier Pacific’s ROA was the lowest of all Peer Group companies due to a low net interest income ratio (reflecting the wholesale leveraging strategy), along with higher than average operating expenses and a higher effective tax rate.  Lending diversification into commercial real estate/multi-family loans was the highest of all Peer Group companies resulting in a higher than average risk-weighted assets-to-assets ratio despite the high level of investments.  Ranier Pacific also maintained a relatively large loan servicing portfolio.  Asset quality ratios were favorable in comparison to the Peer Group.

•

Riverview Bancorp, Inc. of WA.  Riverview reported a high level of loans/assets and a high level of deposit funding.  Riverview’s asset growth was primarily funded with deposits.  Riverview’s profitability exceeded the Peer Group average due to higher asset yields and higher non-interest income.  Riverview showed the lowest investment in 1-4 family mortgage loans, with loans concentrated in construction, commercial real estate/multi-family and commercial business loans, resulting in the highest risk-weighted assets-to-assets ratio.  Riverview’s asset quality ratios were more favorable than the Peer Group averages.

•

First PacTrust Bancorp, Inc. of CA.  First PacTrust reported the highest loans/assets ratio of the Peer Group and its funding mix was in line with Peer Group averages.  First PacTrust’s modest profitability was due to lower yields on earning assets and higher costs of funds, along with lower non-interest income despite lower operating expenses.  First PacTrust’s lending operations were concentrated in residential lending, with some diversification into commercial real estate/multi-family loans.  First PacTrust’s asset quality ratios were generally in line with Peer Group averages.

•

Timberland Bancorp, Inc. of Hoquiam, WA.  Timberland maintained an equity/assets ratio above 11% and recorded relatively strong asset growth, funded to a greater extent with borrowings than deposits.  Reporting profitability well above the Peer Group average, Timberland’s ROA was enhanced through a lower interest expense ratio and higher levels of non-interest income.  The loan portfolio showed diversification in construction loans and commercial real estate/multi-family loans.  Credit quality measures were more favorable than the Peer Group although the provisions were comparatively higher.

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          In aggregate, the Peer Group maintained a higher equity level than the universe of public thrifts (13.47% of assets versus 12.44%, respectively), generates higher earnings as a percent of average assets (0.88% ROAA versus 0.57%, respectively), and generates a higher ROE (7.43% ROE versus 5.64%, respectively).  Overall, the Peer Group’s average P/B ratio was below the average for all publicly-traded thrifts, while the Peer Group’s P/E multiple was slightly higher.

	All Publicly Thrifts		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,009		$2,169
Market capitalization ($Mil)	$440		$442
Equity/assets (%)	12.44%		13.47%
Return on average assets (%)	0.57		0.88
Return on average equity (%)	5.64		7.43

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.96	x	20.22	x
Price/book (%)	144.46%		142.07%
Price/assets (%)	17.98		18.45

(1) Based on market prices as of May 25, 2007.

Financial Condition

          Table 3.2 shows comparative balance sheet measures as of March 31, 2007 (or the latest date available) for First Savings and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above.  First Savings’ equity/assets ratio (GAAP basis) of 10.4% was below the Peer Group’s average ratio of 13.5%.  However, the Bank’s pro forma capital position will increase with the addition of stock proceeds and will far exceed the Peer Group range.  The tangible equity/assets ratio showed a similar relationship between the Bank and the Peer Group average at 9.0% and 11.2%, respectively.  Again, this relationship will be reversed for the Bank on a post-conversion basis.  The increase in First Savings’ pro forma equity will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Bank’s higher pro forma capitalization will initially depress ROE.  Both First Savings’ and the Peer Group’s capital ratios reflected surpluses with respect to the regulatory capital

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Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2007

	Balance Sheet as a Percent of Assets

	Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref.Stock

First Financial Northwest, Inc. of WA
March 31, 2007	1.7%	22.8%	71.8%	74.5%	14.7%	0.0%	10.4%	1.4%	9.0%	0.0%
All Public Companies
Averages	4.6%	19.8%	70.1%	68.9%	17.1%	0.7%	12.1%	1.1%	11.0%	0.0%
Medians	3.3%	17.7%	70.4%	70.3%	15.6%	0.0%	10.6%	0.2%	9.0%	0.0%
State of WA
Averages	2.5%	13.3%	78.6%	67.4%	20.1%	0.5%	10.9%	1.2%	9.7%	0.0%
Medians	2.1%	11.8%	78.7%	71.9%	17.3%	0.0%	12.2%	1.1%	9.4%	0.0%
Comparable Group
Averages	3.1%	12.0%	78.9%	67.7%	17.4%	0.5%	13.5%	2.3%	11.2%	0.0%
Medians	3.0%	11.2%	78.7%	70.6%	15.8%	0.3%	12.4%	1.6%	10.0%	0.0%
Comparable Group
BFIN BankFinancial Corp. of IL	4.2%	7.8%	82.9%	70.6%	8.6%	0.0%	19.8%	2.0%	17.7%	0.0%
BHLB Berkshire Hills Bancorp of MA	1.3%	10.6%	78.7%	70.6%	16.2%	0.7%	12.1%	5.6%	6.5%	0.0%
BRKL Brookline Bancorp, Inc. of MA	6.7%	13.8%	75.9%	55.8%	18.3%	0.5%	24.1%	2.1%	22.0%	0.0%
FMSB First Mutual Bancshares Inc. of WA	1.6%	10.4%	83.4%	73.0%	17.3%	1.6%	6.8%	0.0%	6.8%	0.0%
FPTB First PacTrust Bancorp of CA	2.5%	2.9%	90.9%	73.5%	15.4%	0.0%	10.6%	0.0%	10.6%	0.0%
RPFG Rainier Pacific Fin. Group of WA(1)	1.3%	23.4%	69.9%	50.7%	38.7%	0.0%	9.7%	0.4%	9.4%	0.0%
RVSB Riverview Bancorp, Inc. of WA	3.8%	4.2%	83.3%	81.1%	4.6%	0.9%	12.2%	3.2%	9.0%	0.0%
TSBK Timberland Bancorp, Inc. of WA	3.5%	11.8%	77.7%	71.9%	15.0%	0.0%	12.6%	1.1%	11.5%	0.0%
WFSL Washington Federal, Inc. of WA	2.1%	16.7%	78.7%	60.5%	25.0%	0.0%	13.1%	1.1%	12.0%	0.0%
WFBC Willow Financial Bancorp Inc. of PA	4.2%	17.9%	67.5%	69.1%	14.7%	1.7%	13.7%	7.2%	6.5%	0.0%

	Balance Sheet Annual Growth Rates							Regulatory Capital

	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

First Financial Northwest, Inc. of WA
March 31, 2007	12.74%	-13.89%	27.64%	8.24%	50.48%	8.16%	9.07%	8.52%	8.52%	14.32%
All Public Companies
Averages	5.51%	-0.76%	8.43%	6.74%	-2.88%	4.43%	3.63%	10.73%	10.48%	17.46%
Medians	4.70%	-3.90%	7.23%	5.22%	-3.05%	3.90%	3.40%	9.31%	9.01%	14.53%
State of WA
Averages	6.86%	-12.75%	11.99%	7.13%	7.85%	7.25%	6.59%	10.22%	9.92%	15.35%
Medians	7.40%	-11.78%	9.89%	7.27%	1.67%	6.53%	2.39%	10.22%	9.33%	12.89%
Comparable Group
Averages	3.72%	-15.32%	8.64%	7.86%	-7.30%	4.10%	2.02%	11.67%	11.89%	16.02%
Medians	4.25%	-10.53%	8.84%	8.02%	-9.39%	4.75%	1.49%	9.84%	9.84%	14.10%
Comparable Group
BFIN BankFinancial Corp. of IL	-4.64%	-39.74%	2.90%	4.98%	-43.15%	-7.07%	-11.63%	15.51%	15.51%	20.09%
BHLB Berkshire Hills Bancorp of MA	5.75%	-41.72%	19.05%	5.86%	4.37%	6.24%	-4.35%	7.80%	NA	10.27%
BRKL Brookline Bancorp, Inc. of MA	4.83%	-5.29%	8.06%	13.06%	-6.16%	-3.89%	-5.27%	19.60%	19.60%	24.90%
FMSB First Mutual Bancshares Inc. of WA	-2.62%	-18.75%	-0.39%	-1.53%	-12.63%	16.62%	16.62%	8.22%	8.22%	12.14%
FPTB First PacTrust Bancorp of CA	1.34%	5.56%	1.10%	10.27%	-28.87%	5.81%	5.81%	9.84%	9.84%	14.00%
RPFG Rainier Pacific Fin. Group of WA(1)	3.66%	-11.78%	9.89%	4.43%	1.67%	3.68%	0.00%	NA	9.33%	12.89%
RVSB Riverview Bancorp, Inc. of WA	7.40%	-9.28%	9.61%	9.63%	-15.62%	9.29%	13.35%	NA	NA	11.22%
TSBK Timberland Bancorp, Inc. of WA	10.84%	-23.30%	22.04%	7.27%	48.20%	0.13%	0.58%	NA	NA	16.17%
WFSL Washington Federal, Inc. of WA	15.02%	-0.66%	18.81%	15.87%	17.63%	6.53%	2.39%	12.22%	12.22%	24.34%
WFBC Willow Financial Bancorp Inc. of PA	-4.39%	-8.25%	-4.63%	8.77%	-38.46%	3.67%	2.72%	8.50%	8.50%	14.20%

(1) Financial information is for the quarter ending December 31, 2006.
Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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Page 3.8

requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios.  On a pro forma basis, the Bank’s regulatory surpluses will far exceed the Peer Group averages.

          The IEA compositions for the Bank and the Peer Group revealed some differences as the Bank’s loans/assets ratio of 71.8% was below the Peer Group average of 78.9%.  Conversely, the Peer Group’s cash and investments ratio (including MBS) of 15.1% of assets was lower than the Bank’s ratio of 24.5%.  Overall, First Savings’ IEA ratio amounted to 96.3% of assets, which exceeded the comparable Peer Group ratio of 94.0%.  The primary difference in the IEA ratio was the Bank’s single office location (and related investment in fixed assets) in comparison to the multi-branch network of the Peer Group members.

          First Savings’ IBL mix reflected a funding strategy that was more dependent on deposits than the Peer Group.  The Bank’s deposits equaled 74.5% of assets, exceeding the Peer Group ratio of 67.7%.  Comparatively, the borrowings/assets ratios were 14.7% and 17.9% for First Savings and the Peer Group, respectively.  Total IBL ratios for the Bank and the Peer Group equaled 89.2% and 85.6% of assets, respectively.  On a pro forma basis, the Bank’s ratio of IBL will be less than the Peer Group’s ratio given the increased equity level and the repayment of borrowings.

          Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on IEA/IBL ratios of 109.8% and 108.0%, respectively.  This relationship will be reversed with the Bank gaining the advantage with the additional equity and planned repayment of FHLB advances.

          The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  First Savings’ and the Peer Group’s growth rates are based on growth for the last 12 months.  First Savings’ assets increased 12.74%, well above the Peer Group’s average asset growth rate of 3.72%.  Asset growth for the Bank was realized through much faster loan growth, but also through an asset mix shift from investments to loans.  Similarly, the Peer Group partially funded loan growth with a reduction in investments, but these trends were less dramatic than for the Bank.

          Deposit growth rates for the Bank and the Peer Group were in the 8.0% range.  However, borrowings funded most of the Bank’s asset growth, whereas the Peer Group reduced borrowing

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levels.  Over the period the Bank’s equity increased at a much faster pace than the Peer Group, but a large part of the difference was the dividend policies and stock repurchases of the Peer Group.  On a pro forma basis, the Bank’s equity growth rate will slow dramatically with the equity infusion.

Income and Expense Components

          Table 3.3 displays key income and expense components for the Bank and the Peer Group for the last 12 months.  First Savings and the Peer Group reported ROA ratios of 0.67% and 0.88%, respectively.  The Peer Group reported a higher net interest income ratio (reflecting higher interest income and lower interest expense) and much higher non-interest income in comparison to the Bank.  Offsetting the Bank’s profitability disadvantages were the lower operating expenses and a lower effective tax rate.  Loan loss provisions were similar for both, and net non-operating items were a limited factor for both.

          The Peer Group’s stronger net interest income ratio reflected a lower interest expense ratio and a higher interest income ratio.  Overall, First Savings and the Peer Group reported net interest income to average assets ratios of 1.80% and 3.28%, respectively.  The Peer Group’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (6.70% versus 6.24% for the Bank), which was supported by the Peer Group’s higher loans/assets ratio despite a lower IEA ratio.  The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (3.52% versus 4.61% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets.  The Bank’s higher funding costs were largely due to a very low core deposits ratio in comparison to the Peer Group.

               The Bank maintained a lower operating expense ratio than the Peer Group, at 0.87% and 2.45%, respectively, for the last 12 months.  The Bank’s less diversified operations, wholesale funding orientation and single office location resulted in a much higher assets per full time equivalent employee – equal to $14.8 million for the Bank versus $5.6 million on average for the Peer Group.  Also, the Bank had lower operating and depreciation expenses given its single office location versus the multi-branch networks of the Peer Group members.  Furthermore, the low level of core deposits requires fewer employees for customer service purposes.  On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of

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Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2007

		Net Interest Income					Other Income

	Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income

First Financial Northwest, Inc. of WA
March 31, 2007	0.67%	5.91%	4.12%	1.80%	0.08%	1.72%	0.00%	0.00%	0.07%	0.07%
All Public Companies
Averages	0.55%	5.77%	3.01%	2.77%	0.09%	2.68%	0.03%	0.00%	0.63%	0.66%
Medians	0.57%	5.69%	2.99%	2.75%	0.07%	2.67%	0.00%	0.00%	0.51%	0.52%
State of WA
Averages	1.14%	6.80%	3.18%	3.61%	0.07%	3.54%	0.07%	0.00%	0.66%	0.74%
Medians	1.39%	6.60%	3.26%	3.62%	0.07%	3.52%	0.02%	0.00%	0.83%	0.96%
Comparable Group
Averages	0.88%	6.30%	3.02%	3.28%	0.10%	3.18%	0.04%	0.00%	0.60%	0.64%
Medians	0.76%	5.99%	2.96%	3.07%	0.08%	2.93%	0.00%	0.00%	0.65%	0.65%
Comparable Group
BFIN BankFinancial Corp. of IL	0.53%	5.90%	2.39%	3.51%	0.02%	3.49%	0.00%	0.00%	0.59%	0.59%
BHLB Berkshire Hills Bancorp of MA	0.53%	5.70%	2.87%	2.83%	0.39%	2.45%	0.04%	-0.02%	0.98%	1.00%
BRKL Brookline Bancorp, Inc. of MA	0.87%	5.93%	2.88%	3.06%	0.13%	2.93%	0.00%	0.00%	0.16%	0.16%
FMSB First Mutual Bancshares Inc. of WA	1.01%	7.47%	3.86%	3.62%	0.10%	3.52%	0.21%	0.00%	0.32%	0.53%
FPTB First PacTrust Bancorp of CA	0.58%	5.88%	3.60%	2.28%	-0.01%	2.30%	0.00%	0.00%	0.28%	0.28%
RPFG Rainier Pacific Fin. Group of WA(1)	0.33%	6.05%	3.26%	2.79%	0.07%	2.72%	0.13%	0.00%	0.83%	0.96%
RVSB Riverview Bancorp, Inc. of WA	1.43%	7.55%	3.05%	4.50%	0.18%	4.32%	0.02%	0.00%	1.04%	1.06%
TSBK Timberland Bancorp, Inc. of WA	1.39%	6.59%	2.24%	4.36%	0.03%	4.33%	0.00%	0.02%	0.95%	0.97%
WFSL Washington Federal, Inc. of WA	1.51%	6.31%	3.51%	2.80%	0.01%	2.79%	0.00%	0.00%	0.17%	0.17%
WFBC Willow Financial Bancorp Inc. of PA	0.64%	5.59%	2.51%	3.09%	0.15%	2.94%	0.00%	0.00%	0.71%	0.71%

	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads

	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

First Financial Northwest, Inc. of WA
March 31, 2007	0.87%	0.00%	-0.07%	0.00%	6.24%	4.61%	1.63%	$14,810	20.46%
All Public Companies
Averages	2.52%	0.03%	0.03%	0.00%	6.12%	3.47%	2.65%	$5,597	32.39%
Medians	2.49%	0.00%	0.01%	0.00%	6.02%	3.46%	2.72%	$4,548	33.04%
State of WA
Averages	2.62%	0.02%	0.09%	0.00%	7.20%	3.61%	3.59%	$6,124	34.29%
Medians	3.17%	0.02%	0.04%	0.00%	7.11%	3.64%	3.66%	$4,557	34.96%
Comparable Group
Averages	2.45%	0.06%	0.02%	0.00%	6.70%	3.52%	3.18%	$6,015	33.68%
Medians	2.71%	0.04%	0.01%	0.00%	6.35%	3.58%	3.11%	$4,555	34.36%
Comparable Group
BFIN BankFinancial Corp. of IL	3.21%	0.12%	0.02%	0.00%	6.20%	3.04%	3.16%	$3,578	31.80%
BHLB Berkshire Hills Bancorp of MA	2.31%	0.10%	-0.24%	0.02%	6.32%	3.27%	3.06%	$4,166	26.98%
BRKL Brookline Bancorp, Inc. of MA	1.55%	0.09%	0.00%	0.00%	6.16%	3.88%	2.28%	$10,314	39.26%
FMSB First Mutual Bancshares Inc. of WA	2.82%	0.00%	0.31%	0.00%	7.81%	4.16%	3.66%	$4,555	34.25%
FPTB First PacTrust Bancorp of CA	1.70%	0.00%	0.00%	0.00%	6.10%	4.02%	2.08%	$7,097	34.47%
RPFG Rainier Pacific Fin. Group of WA(1)	3.17%	0.03%	0.03%	0.00%	6.38%	3.64%	2.75%	$4,559	35.00%
RVSB Riverview Bancorp, Inc. of WA	3.22%	0.02%	0.04%	0.00%	8.27%	3.51%	4.76%	NM	34.96%
TSBK Timberland Bancorp, Inc. of WA	3.26%	0.05%	0.06%	0.00%	7.11%	2.60%	4.51%	$2,471	31.94%
WFSL Washington Federal, Inc. of WA	0.61%	0.01%	0.00%	0.00%	6.45%	4.14%	2.31%	$12,912	35.27%
WFBC Willow Financial Bancorp Inc. of PA	2.60%	0.14%	-0.02%	0.00%	6.21%	2.92%	3.29%	$4,483	32.91%

(1) Financial information is for the quarter ending December 31, 2006.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are  reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.11

stock benefit plans, public company reporting and the de novo branching plans.  At the same time, First Savings’ capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

          When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were stronger than the Peer Group’.  Expense coverage ratios posted by First Savings and the Peer Group equaled 2.07x and 1.31x, respectively.  An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

          As noted above, sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings.  Non-interest operating income equaled 0.07% and 0.64% of First Savings’ and the Peer Group’s average assets, respectively.  First Savings operates at a distinct disadvantage in this area due to the low proportion of core deposit accounts in portfolio.  In addition, the Bank has not actively diversified into other revenue producing business lines.  Taking non-interest operating income into account in computing efficiency ratios (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income), the Bank’s ratio of 46.5% was more favorable than the Peer Group’s average ratio of 62.5%.  The efficiency ratio will be impacted on a pro forma basis with increased expense and the earnings benefit of repaying the majority of the borrowings with the proceeds.

          Loan loss provisions were similar for the Bank and the Peer Group, equaling 0.08% and 0.10% of average assets, respectively.  The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and lending strategies.  At the same time, the Bank’s earnings may be subject to greater provisioning in the event of asset quality problems given the comparatively lower level of reserves.

RP® Financial, LC.
Page 3.12

          The Bank reported a net non-operating loss of 0.07% of average assets, resulting primarily from writedown on the valuation of loan servicing acquired with EH, while the Peer Group reported net non-operating income of 0.02% of average assets.  Typically, gains and losses generated from non-operating items are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from these items are not considered to be part of an institution’s core operations.  Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

          Taxes had a significantly larger impact on the Peer Group’s earnings, as First Savings and the Peer Group posted effective tax rates of 20.5% and 33.7%, respectively.  The Bank’s lower effective tax reflects the impact of tax-advantaged investments in municipal bonds and bank-owned life insurance.  As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34%.

Loan Composition

          Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities.  The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and MBS as a percent of assets than maintained by the Peer Group (51.3% versus 35.9% for the Peer Group).  The Bank’s higher ratio was attributable to maintaining a higher concentration of both 1-4 family loans and MBS.

          Diversification into higher risk types of lending was greater for the Peer Group.  Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (24.1% of assets), followed by construction/land development loans (17.2% of assets).  The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (25.0% of assets), followed by construction/land loans (12.3% of assets), and non-mortgage lending (11.7% of assets).  Overall, the Bank’s lower loans/assets ratio and lower overall degree of lending diversification into higher risk types of lending translated into a lower risk weighted assets-to-assets ratio of 60.0%, versus 74.2% on average for the Peer Group.

RP® Financial, LC.
Page 3.13

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution analysis
As of March 31, 2007

	Portfolio Composition as a Percent of Assets

Institution	MBS	1-4 Family	Constr .& Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets

	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
First Financial Northwest, Inc. of WA	14.00%	37.32%	17.17%	24.08%	0.00%	0.00%	59.98%	$52,120	$1,451
All Public Companies
Averages	10.14%	37.47%	6.77%	18.49%	4.22%	3.11%	63.50%	$1,274,066	$15,039
Medians	7.72%	35.45%	4.59%	17.28%	2.79%	0.80%	64.34%	$31,130	$120
State of WA
Averages	6.43%	25.03%	19.59%	26.12%	4.17%	3.20%	74.50%	$85,700	$422
Medians	6.98%	22.44%	20.33%	25.91%	1.96%	1.79%	76.74%	$110,300	$374
Comparable Group
Averages	5.49%	30.42%	12.28%	24.95%	5.83%	5.85%	74.13%	$94,142	$574
Medians	3.98%	24.59%	8.14%	25.75%	6.83%	4.33%	77.00%	$76,600	$331
Comparable Group
BFIN BankFinancial Corp. of IL	1.64%	25.50%	5.44%	39.43%	14.93%	0.25%	78.56%	$304,430	$2,209
BHLB Berkshire Hills Bancorp of MA	4.08%	33.67%	7.46%	19.03%	8.78%	9.20%	78.68%	$90,310	$986
BRKL Brookline Bancorp, Inc. of MA	3.88%	13.71%	1.34%	29.12%	8.38%	23.67%	77.27%	$55,290	$221
FMSB First Mutual Bancshares Inc. of WA	7.89%	23.68%	20.33%	25.91%	9.05%	6.87%	76.74%	$8,380	$287
FPTB First PacTrust Bancorp of CA	0.00%	78.56%	4.62%	10.90%	0.08%	0.37%	72.74%	$0	$0
RPFG Rainier Pacific Fin. Group of WA(1)	6.98%	14.13%	8.83%	39.98%	1.01%	6.87%	78.54%	$110,300	$486
RVSB Riverview Bancorp, Inc. of WA	1.01%	9.89%	33.24%	33.63%	8.81%	0.47%	91.06%	$142,170	$374
TSBK Timberland Bancorp, Inc. of WA	2.75%	22.44%	22.49%	25.59%	1.96%	1.79%	74.37%	$157,020	$964
WFSL Washington Federal, Inc. of WA	13.53%	55.02%	13.07%	5.50%	0.00%	0.02%	51.81%	$10,630	$0
WFBC Willow Financial Bancorp Inc. of PA	13.09%	27.59%	5.95%	20.41%	5.29%	8.96%	61.51%	$62,890	$209

(1) Financial information is for the quarter ending December 31, 2006.
Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.14

          Loans serviced for others equaled 5.1% and 4.3% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a similar influence of mortgage servicing activities on their respective operations.  Servicing intangible assets were a more significant balance sheet item for the Bank, primarily related to the EH acquisition.

Credit Risk

          Overall, the credit risk associated with the Bank’s balance sheet was considered to be similar to the Peer Group’s, as implied by First Savings’ more favorable credit quality measures for NPAs, non-performing loans and reserve coverage ratios (see Table 3.5), which are offset by a much lower ratio of reserves/loans.  As of March 31, 2007, the Bank reported total NPAs plus loans greater than 90 days delinquent and still accruing equal to 0.03% of assets, versus 0.28% of assets for the Peer Group.  Non-performing loans (non-accruing loans) for First Savings equaled 0.04% of loans versus 0.32% of loans for the Peer Group.  The Peer Group’s loss reserves as a percent of non-performing loans equaled 422.3%, versus 915.0% for the Bank.  The Bank compares unfavorably to the Peer Group in terms of loss reserves maintained as percent of loans (0.35% for the Bank versus 1.01% for the Peer Group).  The Bank’s credit risk exposure was also considered to be more favorable with respect to recording a lower level of net loan charge-offs for the most recent twelve month period.  Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.06% of net loans receivable.

Interest Rate Risk

          Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group.  In terms of balance sheet composition, First Savings’ interest rate risk characteristics were considered to be less favorable than the Peer Group’s.  Most notably, First Savings’ lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Bank maintained a lower level of non-interest earning assets-to-assets.  On a pro forma basis, the infusion of stock proceeds should provide the Bank with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.
Page 3.15

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2007 or Most Recent Date Available

Institution	REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans

	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
First Financial Northwest, Inc. of WA	0.00%	0.03%	0.04%	0.35%	914.95%	914.95%	$0	0.00%
All Public Companies
Averages	0.08%	0.54%	0.58%	0.84%	273.69%	210.10%	$356	0.11%
Medians	0.01%	0.34%	0.35%	0.80%	184.15%	130.81%	$60	0.03%
State of WA
Averages	0.01%	0.12%	0.15%	0.98%	428.26%	433.98%	$138	0.05%
Medians	0.00%	0.08%	0.09%	1.10%	428.26%	344.78%	$156	0.04%
Comparable Group
Averages	0.02%	0.28%	0.32%	1.01%	422.33%	277.11%	$434	0.06%
Medians	0.00%	0.20%	0.22%	1.12%	363.17%	239.24%	$157	0.03%
Comparable Group
BFIN BankFinancial Corp. of IL	0.00%	0.57%	0.69%	0.85%	126.98%	115.13%	$81	0.02%
BHLB Berkshire Hills Bancorp of MA	0.00%	0.61%	0.76%	1.14%	NA	147.40%	$468	0.11%
BRKL Brookline Bancorp, Inc. of MA	0.05%	0.08%	0.05%	1.28%	939.67%	NA	$1,155	0.26%
FMSB First Mutual Bancshares Inc. of WA	0.00%	0.32%	0.38%	1.10%	493.34%	280.99%	$156	0.07%
FPTB First PacTrust Bancorp of CA	0.00%	0.24%	0.26%	0.65%	NA	239.24%	$1	0.00%
RPFG Rainier Pacific Fin. Group of WA(1)	0.00%	0.03%	0.04%	1.30%	NA	NA	$157	0.10%
RVSB Riverview Bancorp, Inc. of WA	0.00%	0.15%	0.18%	1.25%	NA	676.18%	$75	0.04%
TSBK Timberland Bancorp, Inc. of WA	0.01%	0.04%	0.05%	0.88%	NA	NA	$5	0.00%
WFSL Washington Federal, Inc. of WA	0.02%	0.08%	0.09%	0.36%	363.17%	344.78%	$297	0.02%
WFBC Willow Financial Bancorp Inc. of PA	0.13%	0.64%	0.74%	1.27%	188.47%	136.08%	$1,944	0.00%

(1) Financial information is for the quarter ending December 31, 2006.
Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.16

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2007 or Most Recent Date Available

	Balance Sheet Measures			Quarterly Change in Net Interest Income

Institution	Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005

	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
First Financial Northwest, Inc. of WA	9.0%	108.0%	3.7%	32	-23	-23	-33	36	-3
All Public Companies	11.0%	109.5%	5.5%	0	-8	-6	-3	-3	2
State of WA	9.7%	107.2%	5.6%	-3	-9	-5	-6	-4	13
Comparable Group
Averages	11.2%	110.2%	6.0%	1	-8	-4	-4	-5	5
Medians	10.0%	106.6%	5.2%	0	-9	-5	-4	-4	-1
Comparable Group
BFIN BankFinancial Corp. of IL	17.7%	119.9%	5.1%	5	-5	7	7	-2	-13
BHLB Berkshire Hills Bancorp of MA	6.5%	103.4%	9.5%	-5	-1	12	-10	-10	-1
BRKL Brookline Bancorp, Inc. of MA	22.0%	129.1%	3.6%	9	-8	0	8	-8	-1
FMSB First Mutual Bancshares Inc. of WA	6.8%	103.8%	4.6%	-5	-15	4	-10	-15	15
FPTB First PacTrust Bancorp of CA	10.6%	108.3%	3.8%	8	-11	-12	-9	-4	-5
RPFG Rainier Pacific Fin. Group of WA(1)	9.4%	106.0%	5.3%	NA	-4	8	-21	-3	-9
RVSB Riverview Bancorp, Inc. of WA	9.0%	105.4%	8.7%	-6	-2	-17	4	-4	24
TSBK Timberland Bancorp, Inc. of WA	11.5%	107.1%	7.0%	0	-13	-10	13	1	24
WFSL Washington Federal, Inc. of WA	12.0%	114.0%	2.5%	0	-10	-9	-17	0	9
WFBC Willow Financial Bancorp Inc. of PA	6.5%	104.8%	10.4%	-1	-16	-20	1	-11	NA

(1) Financial information is for the quarter ending December 31, 2006.
NA=Change is greater than 100 basis points during the quarter.
Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.17

          To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for First Savings and the Peer Group. In general, the relative fluctuations in the Bank’s net interest income to average assets ratios were considered to be somewhat higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, First Savings was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin.  The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding First Savings’ assets.

Summary

          Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of First Savings.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 4.1

IV.  VALUATION ANALYSIS

Introduction

          This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

          The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

          The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

          The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in

RP® Financial, LC.
Page 4.2

First Savings’ operations and financial condition; (2) monitor First Savings’ operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

          The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including First Savings’ value, or First Savings’ value alone.  To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

          A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of First Savings coming to market at this time.

RP® Financial, LC.
Page 4.3

1.          Financial Condition

          The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall Assets/Liabilities (“A/L”) Composition.  The Bank’s IEA composition exhibited a lower concentration of loans and also lower diversification into higher risk and higher yielding loans than the Peer Group.  Overall, the Bank’s asset composition provided for a lower IEA yield and a lower risk weighted assets-to-assets ratio than maintained by the Peer Group on average.  The Bank’s loan portfolio contained several borrowers with very large lending relationships, including several in excess of $10 million per borrower, revealing credit concentration perceived to be higher than for the Peer Group on average.  First Savings’ funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group’s ratios.  The Peer Group maintained a lower cost of funds than the Bank, due to the Bank’s higher concentration of CDs (including jumbo CDs) and high cost MMAs.  As a percent of assets, First Savings maintained a higher IBL level compared to the Peer Group average.  On a combined basis, the Bank currently maintains a lower IEA/IBL ratio, but this disadvantage is expected to be reversed on a pro forma basis, given the increased equity level and planned repayment of borrowings.  On balance, RP Financial concluded that the Bank’s A/L composition on a pro forma basis was a negative factor in our adjustment for financial condition.

•

Credit Quality.  First Savings maintained lower ratios of NPAs and delinquent loans than the Peer Group on average.  Loss reserves as a percent of loans were lower for the Bank.  Reserve coverage ratios as a percent of non-accruing loans and as a percent of all NPAs and loans greater than 90 days delinquent and still accruing were more favorable for First Savings.  Net loan charge-offs were lower for the Bank, and First Savings maintained a lower risk weighted assets-to-assets ratio than the Peer Group.  At the same time, the Bank’s credit risk profile is perceived to have increased significantly given the concentration risk among a small number of borrowers and given the more limited seasoning of the portfolio given the rapid growth in recent years.  Overall, we consider the Bank to have a higher credit risk profile than the Peer Group.  Furthermore, the Bank maintains much lower reserve levels, particularly given the credit concentration among a smaller number of borrowers.  On balance, this was a negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity.  First Savings operated with a higher level of cash and investment securities relative to the Bank (24.5% of assets versus 15.1% for the Peer Group).  Following the infusion of stock proceeds, the Bank’s liquidity position will rapidly improve as the majority of the current borrowings are

RP® Financial, LC.
Page 4.4

expected to be repaid. Overall, RP Financial concluded that this was a positive factor in our adjustment for financial condition.

•

Funding Liabilities.  First Savings’ higher IBL is attributable to the lower tangible equity position, although this relationship is expected to be reversed on a pro forma basis.  The Bank’s core deposits are far more limited than the Peer Group given the Bank’s greater reliance on higher cost CDs (including jumbo CDs) and the high yield MMAs.  This has not only raised the Bank’s funding costs but limited the service charge income.  The Bank’s deposit customer base is less attractive due to the single office structure which limits the potential for growth in savings and checking account retail customers.  Overall, we concluded that this was a negative factor in our valuation adjustment for financial condition.

•

Equity.  Following the stock offering, First Savings’ pro forma tangible equity ratio will exceed the Peer Group’s tangible equity-to-assets ratio, reversing the currently lower ratio.  The increase in the Bank’s pro forma equity position will result in greater leverage potential and reduce the IBL level.  At the same time, the Bank’s higher equity balance will likely result in a lower ROE.  On balance, RP Financial concluded this was a slightly positive factor in our adjustment for financial condition.

          On balance, a slight downward adjustment was applied for the Bank’s financial condition relative to the Peer Group.

2.          Profitability, Growth and Viability of Earnings

          Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

•

Reported Earnings.  The Bank’s reported earnings were lower than the Peer Group’s on a ROA basis, reflecting a materially lower net interest income ratio, a much lower non-interest income ratio, but partially offset by a lower operating expense ratio and a lower effective tax rate.  The Bank’s lower net interest income ratio was due to both lower interest income and higher interest expense ratios, evidence of the Bank’s lower loans/assets ratio, lower loan portfolio diversification and higher cost of funds given lower core deposits.  Loan loss provisions and net non-operating items were lesser factors in the overall profitability for both, with the Peer Group maintaining a very slight benefit.  While the repayment of advances with offering proceeds should support the Bank’s profitability, there will remain a comparative disadvantage, in terms of ROA and ROE.

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•

Core Earnings.  Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, with the disadvantages highlighted above.  When examining core earnings, the same factors contributing to the Bank’s lower reported profitability remain the factors contributing to lower core profitability as well.

•

Interest Rate Risk.  Historically, the Bank’s exposure to interest rate risk appears to have been greater than for the Peer Group.  On a pro forma basis, the infusion of stock proceeds can be expected to reduce the interest rate risk through higher capitalization and the repayment of the short-term advances.  On balance, RP Financial concluded that pro forma interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk.  Given the perceived higher credit in the Bank’s loan portfolio, lower reserves and large borrower concentration risk, the bank’s earnings may be more susceptible to additional provisioning in the event of an economic downturn.  Accordingly, RP Financial concluded that credit risk was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential.  Despite the Bank’s recent stronger asset growth, First Savings’ core profitability has been more volatile than the Peer Group’s largely due to spread volatility, with a decline realized in the most recent fiscal year.  The recent past indicates that deposit growth is achievable, but with high funding costs and low margins.  The infusion of stock proceeds will increase the Bank’s earnings growth potential with respect to leverage capacity, however the Bank’s ability to strongly increase lower cost deposits is limited by the single office branch structure, and de novo branching and utilization of borrowings may provide the greatest capacity for funding balance sheet growth to realize earnings growth.  On balance, this was a negative factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity.  First Savings’ current ROE exceeds the Peer Group’s ratio, but the significant increase in equity that will be realized on a pro forma basis, combined with the Bank’s lower pro forma return on assets, will result in a lower pro forma ROE than for the Peer Group.  Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

          On balance, we concluded that a modest downward adjustment was warranted for this factor.

3.          Asset Growth

          First Savings’ asset growth for the most recent 12 month period was higher than the Peer Group’s asset growth rate for same period, as the Bank’s stronger loan growth was funded through much greater borrowings growth.  While deposit growth was similar, the Bank’s growth

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was concentrated in CDs and MMAs and thus was more expensive growth than for the Peer Group.  On a pro forma basis, the Bank’s tangible equity/assets ratio will be above the Peer Group’s average ratio, implying higher leverage capacity for the Bank.  The Bank intends to payoff a large portion of the existing borrowings with the conversion proceeds, and then continue with a retail growth strategy.  Future growth capabilities for the Bank may be somewhat limited due to the single office location and uncertainties regarding any de novo branching plans.  In addition, the ability to grow the balance sheet at a sufficiently profitable spread is somewhat uncertain due to the traditional use of higher cost CDs, including jumbo CDs, and borrowings; accordingly, on balance, we believe that a slight downward valuation adjustment was warranted for this factor.

4.          Primary Market Area

          The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  First Savings’ primary market area for deposits is considered to be the immediate region surrounding the Bank’s office in Renton, Kings County, while lending activities extend over a somewhat greater geographical area inclusive of the Seattle MSA.  The markets served by the Bank are somewhat more affluent than statewide averages, thereby fostering significant competition among financial services companies that includes other locally-based thrifts and banks, as well as regional and super regional banks.

          The majority of the Peer Group companies serve less populous and similarly growing counties compared to the Bank’s primary market area, which includes some densely populated urban markets, and the Bank’s market area future growth characteristics are more in line with the Peer Group average rate.  Comparative per capita income measures imply that the greater Seattle MSA areas is a more affluent market area compared to the markets served by the Peer Group companies.  First Savings’ deposit market share in King County was less than the majority of the Peer Group companies, indicating a less competitive position advantage for the Bank, however both comparative measures remained relatively low, at less than 5% of total market area deposits (median ratios).  Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3.  As shown in Table 4.1, March 2007

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unemployment rates for the majority of the markets served by the Peer Group companies were higher than the unemployment rate reflected for King County.  On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1
Market Area Unemployment Rates
First Savings Bank and the Peer Group Companies(1)

	County	March 2007 Unemployment

First Savings Bank - MA	King	4.3%
Peer Group Average		4.7%
BankFinancial Corp. of IL	Cook	4.3%
Berkshire Hills Bancorp, Inc. of MA	Berkshire	5.2
Brookline Bancorp, Inc. of MA	Norfolk	3.9
First Mutual Bancshares, Inc. of WA	King	4.3
First PacTrust Bancorp, Inc. of CA	San Diego	4.0
Ranier Pacific Financial Group of WA	Pierce	4.8
Riverview Bancorp, Inc. of WA	Clark	6.2
Timberland Bancorp, Inc. of WA	Grays Harbor	7.2
Washington Federal, Inc. of WA	King	4.3
Willow Financial Bancorp, Inc. of PA	Chester	3.0

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.          Dividends

          At this time the Bank has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

          All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.31% to 3.97%.  The average dividend yield on the stocks of the Peer Group institutions equaled 2.44% as of May 25, 2007.  As of the same date, approximately 83% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an

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average yield of 2.60%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

          While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization.  On balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

6.          Liquidity of the Shares

          The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $111.5 million to $2.2 billion as of May 25, 2007, with average and median market values of $442.5 million and $172.4 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 3.6 million to 87.3 million, with average and median shares outstanding of 22.9 million and 10.3 million, respectively.  The Bank’s stock offering is expected to have a pro forma market value that will be in the middle of the range of market values reflected for the Peer Group companies, while shares outstanding for the Bank will be in the upper end of the range of shares outstanding indicated for Peer Group and will be above the Peer Group median shares outstanding.  Like all of the Peer Group companies, the Bank’s stock is expected to be quoted on the NASDAQ following the stock offering.  Overall, we anticipate that the Bank’s public stock will have a reasonably similar trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.          Marketing of the Issue

          We believe that three separate markets exist for thrift stocks, including those coming to market such as First Savings:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting

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thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Washington.  All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

          A.          The Public Market

                        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

                        In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year.  The broader stock market moved lower during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases.  Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman.  Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June.  Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

                        Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006.  The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports.  After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August.  While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down.  Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August.  Stocks traded in a narrow range before strengthening at the end of

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August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%.  The Dow Jones Industrial Average moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend.  Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region.  Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

                        The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October.  Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market.  The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally.  Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005.  Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November.  Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market.  Stocks traded in a narrow range ahead of the holiday shopping season in late-November.  After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December.  The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

                        Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks.  Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates.  Stocks surged higher at the end of January 2007, as the Federal Reserve concluded its late-January meeting with no change in rates.  The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in

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mid-February.  Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally.  Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February.  A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

                        Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market.  Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March, reflecting concerns that rising subprime mortgage delinquencies would filter into the broader economy.  Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve.  The Federal Reserve’s decision to hold rates steady strengthened the stock market rebound, as investors were buoyed by the Federal Reserve’s assessment that the economy continued to expand at a moderate pace.  Stocks fluctuated at the close of the first quarter on mixed economic data.

                        Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA.  News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April.  The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April.  For the month of April, the DJIA closed up 5.7%.  Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May.  Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May.  A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that held to sustain the rally.  As an indication of the general trends in the nation’s stock markets over the past year, as of May 25, 2007 the DJIA closed at 13507.28 an increase of 20.5% from one year ago and an increase of 8.4% year-to-date, and the NASDAQ closed at 2557.19 an increase of 16.3% from one year ago and an increase of 5.9%

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year-to-date.  The Standard & Poors 500 Index closed at 1515.73 on May 25, 2007 an increase of 19.1% from one year ago and an increase of 6.9% year-to-date.

                        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market.  Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June 2006.  Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June.  Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns.  Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

                        Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July.  Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July.  Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks.  Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates.  Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data.  Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing.  A favorable August employment report provided a boost to the thrift sector at the beginning of September.  Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

                        Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates.  Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October.

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Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors.  Strength in the broader market supported a rebound in thrift stocks ahead of the national elections.  Favorable inflation data boosted thrifts stocks along with the broader market in mid-November.  Weaker than expected housing data pressured thrift stocks lower heading into late-November.  Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006.  Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected.  An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

                        Thrift stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates.  Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007.Thrift stocks posted gains in late-January and early-February 2007, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady at its late-January meeting.  While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February.  The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well.  Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders.  In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006.  Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace.  Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

                        A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter 2007.  In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the

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subprime lending market continued to weigh on the thrift sector.  Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market.  A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks.  Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May.  A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007.  On May 25, 2007, the SNL Index for all publicly-traded thrifts closed at 1,725.1 an increase of 0.2% from one year ago and a decrease of 5.7% year-to-date.

          B.          The New Issue Market

                        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                        The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest

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price appreciation in initial trading activity.  As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during the past three months.  The standard conversion offerings are considered to be more relevant for purposes of our analysis.  Both of the standard conversion offerings were closed at the top of their super ranges.  The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 86.1%.  On average, the two standard conversion offerings reflected price appreciation of 12.7% and 8.9% after the first week and first month of trading, respectively.  As of May 25, 2007, the two recent standard conversion offerings reflected average price appreciation of 9.8%

                        Shown in Table 4.3 are the current pricing ratios for the three companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange.  One of the offerings was a second-step conversions (People’s United Financial of CT), thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering P/TB ratios.  The current average P/TB ratio of the publicly-traded recent conversions equaled 110.40%.

          C.          The Acquisition Market

                        Also considered in the valuation was the potential impact on First Savings’ stock price of recently completed and pending acquisitions of other financial institutions operating in Washington.  As shown in Exhibit IV-4, between 2000 through year-to-date 2007, there were four mergers involving the acquisition of a Washington-based savings institution.  To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable or more significant level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence First Savings’ stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in First Savings’ stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information

			Financial Info.		Asset Quality

Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.

			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$771	7.68%	0.07%	709%	$158.7	100%	132%	1.6%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$125	6.66%	0.00%	NM	$19.8	100%	132%	9.1%
Averages - Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%
Medians - Standard Conversions:			$448	7.17%	0.04%	709%	$89.3	100%	132%	5.3%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%
Averages - Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%
Medians - Second Step Conversions:			$10,696	12.60%	0.21%	328%	$3,444.5	57%	107%	3.2%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$8,733	11.78%	1.12%	24%	$1,002.0	30%	132%	0.9%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$83	7.28%	1.08%	15%	$4.1	45%	101%	15.4%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$97	8.27%	0.11%	NM	$7.4	45%	91%	8.5%
Averages - Mutual Holding Company Conversions:			$2,971	9.11%	0.77%	19%	$337.8	40%	108%	8.3%
Medians - Mutual Holding Company Conversions:			$97	8.27%	1.08%	19%	$7.4	45%	101%	8.5%
Averages - All Conversions:			$4,076	9.52%	0.52%	269%	$923.3	55%	113%	5.9%
Medians - All Conversions:			$771	8.27%	0.21%	176%	$158.7	45%	107%	3.2%

					Insider Purchases

Institutional Information			Contribution to Charitable Found.		% Off Incl. Fdn.

					Benefit Plans				Initial Dividend Yield

Institution	Conver. Date	Ticker	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.

				(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	C/S	1.6MM/7.0%	8.0%	4.0%	10.0%	2.7%	0.00%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	C/S	60K/3.6%	8.0%	4.0%	10.0%	2.3%	0.00%
Averages - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Medians - Standard Conversions:			N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	C/S	20M/1.16%	6.0%	4.0%	10.0%	0.2%	2.40%
Averages - Second Step Conversions:			N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Medians - Second Step Conversions:			N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	2.40%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	C/S	5M/5.00%	12.4%	6.2%	15.5%	0.6%	0.00%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	N.A.	N.A.	8.7%	4.4%	10.9%	9.0%	0.00%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	N.A.	N.A.	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - Mutual Holding Company Conversions:			NA	NA	9.9%	5.0%	12.4%	5.2%	0.00%
Medians - Mutual Holding Company Conversions:			NA	NA	8.7%	4.4%	10.9%	6.1%	0.00%
Averages - All Conversions:			NA	NA	8.8%	4.6%	11.5%	3.7%	0.48%
Medians - All Conversions:			NA	NA	8.7%	4.4%	10.9%	2.7%	0.00%

Institutional Information			Pro Forma Data

			Pricing Ratios(3)			Financial Charac.

Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price

			(%)	(x)	(%)	(%)	(%)	(%)	($)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	86.9%	28.8x	18.7%	0.7%	21.5%	3.0%	$10.00
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	85.2%	182.4x	14.6%	0.1%	17.2%	0.5%	$10.00
Averages - Standard Conversions:			86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00
Medians - Standard Conversions:			86.1%	105.6x	16.7%	0.4%	19.4%	1.7%	$10.00
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Averages - Second Step Conversions:			142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Medians - Second Step Conversions:			142.2%	29.0x	44.0%	1.5%	31.2%	4.8%	$20.00
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	86.7%	27.5x	28.8%	0.5%	19.3%	2.7%	$10.00
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	68.0%	45.3x	10.0%	0.2%	10.4%	1.5%	$10.00
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	75.4%	275.7x	14.7%	0.0%	13.4%	-0.1%	$10.00
Averages - Mutual Holding Company Conversions:			76.7%	116.2x	17.9%	0.2%	14.4%	1.4%	$10.00
Medians - Mutual Holding Company Conversions:			75.4%	45.3x	14.7%	0.2%	13.4%	1.5%	$10.00
Averages - All Conversions:			91.8%	81.3x	23.3%	0.6%	19.2%	2.4%	$12.00
Medians - All Conversions:			86.7%	29.0x	18.7%	0.5%	19.3%	2.7%	$10.00

Institutional Information			Post-IPO Pricing Trends

			Closing Price:

Institution	Conver. Date	Ticker	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 5/25/07	% Change

			($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
ESSA Bancorp, Inc., PA*	4/4/07	ESSA-NASDAQ	$11.78	17.8%	$12.06	20.6%	$11.48	14.8%	$11.45	14.5%
CMS Bancorp, Inc., NY	4/4/07	CMSB-NASDAQ	$10.57	5.7%	$10.47	4.7%	$10.30	3.0%	$10.51	5.1%
Averages - Standard Conversions:			$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%
Medians - Standard Conversions:			$11.18	11.8%	$11.27	12.7%	$10.89	8.9%	$10.98	9.8%
Second Step Conversions
People’s United Financial, Inc.,CT*	4/16/07	PBCT-NASDAQ	$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Averages - Second Step Conversions:			$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Medians - Second Step Conversions:			$20.75	3.8%	$20.40	2.0%	$19.95	-0.3%	$19.97	-0.2%
Mutual Holding Company Conversions
TFS Financial Corporation, OH	4/23/07	TFSL-NASDAQ	$11.79	17.9%	$11.72	17.2%	$12.33	23.3%	$12.30	23.0%
Sugar Creek Fin. Corp., IL*	4/4/07	SUGR-OTCBB	$10.00	0.0%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
Delanco Bancorp, Inc., NJ	4/2/07	DLNO-OTCBB	$10.00	10.3%	$10.00	0.0%	$9.50	-5.0%	$9.25	-7.5%
Averages - Mutual Holding Company Conversions:			$10.60	9.4%	$10.74	7.4%	$10.81	8.1%	$10.72	7.2%
Medians - Mutual Holding Company Conversions:			$10.00	10.3%	$10.50	5.0%	$10.60	6.0%	$10.60	6.0%
Averages - All Conversions:			$12.86	9.9%	$12.94	9.0%	$12.77	7.8%	$12.71	7.2%
Medians - All Conversions:			$11.78	10.3%	$11.72	5.0%	$11.48	6.0%	$11.45	6.0%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.

May 25, 2007

RP® Financial, LC.
Page 4.17

Table 4.3
Market Pricing Comparatives
Prices As of May 25, 2007

	Market Capitalization		Per Share Data		Pricing Ratios(3)

	Price/ Share(1)	Core Market Value	Book 12 Month EPS(2)	Value/ Share	P/E	P/B	P/A	P/TB	P/Core

	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
All Public Companies	$18.35	$439.88	$0.80	$13.38	19.96x	144.46%	17.98%	162.58%	20.33x
Special Selection Grouping(8)	$13.98	$2,061.22	$0.36	$12.55	31.72x	109.25%	26.91%	110.40%	30.83x
Special Comparative Group(8)
CMSB CMS Bancorp, Inc. of NY	$10.51	$21.60	$0.05	$11.73	NM	89.60%	15.39%	89.60%	NM
ESSA ESSA Bancorp, Inc. of PA	$11.45	$194.43	$0.35	$11.50	32.71x	99.57%	21.43%	99.57%	32.71x
PBCT Peoples United Financial of CT	$19.97	$5,967.64	$0.69	$14.41	30.72x	138.58%	43.90%	142.03%	28.94x

	Dividends(4)			Financial Characteristics(6)

							Reported		Core

	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	ROA	ROE	ROA	ROE

	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$0.41	2.19%	35.71%	$3,009	12.44%	0.54%	0.57%	5.64%	0.55%	5.36%
Special Selection Grouping(8)	$0.18	0.88%	0.00%	$4,880	23.46%	0.21%	0.74%	2.77%	0.75%	2.75%
Special Comparative Group(8)
CMSB CMS Bancorp, Inc. of NY	$0.00	0.00%	0.00%	$140	17.18%	NA	0.13%	0.77%	0.07%	0.43%
ESSA ESSA Bancorp, Inc. of PA	$0.00	0.00%	0.00%	$907	21.52%	NA	0.66%	3.04%	0.66%	3.04%
PBCT Peoples United Financial of CT	$0.53	2.65%	NM	$13,594	31.68%	0.21%	1.43%	4.51%	1.52%	4.79%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes converted last 3 months (no MHC).

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.
Page 4.18

In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.       Management

          First Savings’ management team has limited “bench strength” and the successful business plan execution is highly dependent on the President and CEO, who also is the Chairman of the Board.  There is no Chief Financial Officer, which is a significant concern given the size of the Bank and the anticipated market capitalization and the pending need for public company reporting.  There have been recent additions to the middle management team in terms of compliance and other back office areas, and the Bank is seeking to hire a CFO.  The EH operations also expects to experience a turnover in management in the near term future, although actions have been taken to provide for succession.  Exhibit IV-5 provides summary resumes of First Savings’ Board of Directors and senior management.  The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy, although growth in the Bank’s operations (particularly lending) have increased the need for additional senior management.

          The returns, capital positions and other operating measures of the Peer Group companies are indicative of financial institutions which have Boards and management teams that have been effective in implementing competitive operating strategies.  On balance, given the limited “bench strength” we concluded that a slight downward valuation adjustment relative to the Peer Group was appropriate for this factor.

9.        Effect of Government Regulation and Regulatory Reform

          As a fully-converted OTS-regulated holding company, First Financial Northwest will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.
Page 4.19

Summary of Adjustments

          Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4
Valuation Adjustments
First Financial Northwest, Inc. and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Modest Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	Slight Downward
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

          In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing First Savings’ to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in First Savings’ prospectus for offering expenses, reinvestment rate, effective tax rate, Foundation and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

          RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made

RP® Financial, LC.
Page 4.20

adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

          Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 25, 2007, the pro forma market value of First Savings’ conversion stock, inclusive of the shares issued to the Foundation was $190,217,390 at the midpoint, equal to 19,021,739 shares at $10.00 per share.  Before factoring in the shares issued to the Foundation, the size of the offering at the midpoint value is equal to $175,000,000, or 17,500,000 shares.

RP® Financial, LC.
Page 4.21

          1.          Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Bank’s reported earnings equaled $6,561,000 for the 12 months ended March 31, 2007.  In deriving First Savings’ estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate the expense related to the writedown of a mortgage servicing rights, which equaled $452,000 on an after-tax basis.  As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 34%, the Bank’s core earnings were determined to equal $7,013,000 for the 12 months ended March 31, 2007.  (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Table 4.5
First Savings Bank of Renton
Derivation of Core Earnings
12 Months Ended March 31, 2007

Amount

($000)
Net income (reported)	$6,561
Addback: Writedown of Mortgage Serv. Rights (1)	452

Core earnings estimate	$7,013

(1) Tax effected at 34%.

          Based on First Savings’ reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $190.2 million midpoint value equaled 20.92 times and 19.93 times, respectively, which provided for a premium of 3.5% relative to the Peer Group’s average reported P/E multiple of 20.22 times and a discount of 0.6% relative to the Peer Group’s average core P/E multiple of 20.04 times (see Table 4.6).  In comparison to the Peer Group’s median reported and core P/E multiples of 16.97 times and 17.31 times, respectively, the Bank’s pro forma midpoint reported and core P/E ratios represent premiums of 23.3% and 15.1%, respectively.  At the top of the superrange, the Bank’s reported and core P/E multiples equaled 25.96 times and 24.81 times, respectively.  In comparison to the Peer Group’s average reported

RP® Financial, LC.
Page 4.22

Table 4.6
Public Market Pricing
First Financial Northwest, Inc. of WA and the Comparables
As of May 25, 2007

	Market Capitalization		Per Share Data		Pricing Ratios(3)

	Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/Core

	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
First Financial Northwest, Inc. of WA
Superrange	$10.00	$251.56	$0.40	$12.36	25.96x	80.94%	23.15%	84.81%	24.81x
Maximum	$10.00	$218.75	$0.45	$12.98	23.34x	77.04%	20.65%	81.09%	22.27x
Midpoint	$10.00	$190.22	$0.50	$13.70	20.92x	72.99%	18.36%	77.20%	19.93x
Minimum	$10.00	$161.68	$0.57	$14.67	18.50x	68.16%	15.73%	72.50%	17.59x
All Public Companies(7)
Averages	$18.35	$439.88	$0.80	$13.38	19.96x	144.46%	17.98%	162.58%	20.33x
Medians	15.60	99.81	0.53	11.58	17.77x	133.26%	14.49%	154.70%	18.39x
All Non-MHC State of WA(7)
Averages	$22.85	$547.61	$1.29	$13.78	14.64x	168.28%	18.03%	187.25%	15.64x
Medians	$22.19	$148.41	$1.32	$13.37	14.60x	163.55%	19.64%	183.15%	15.66x
Comparable Group Averages
Averages	$21.14	$442.47	$1.05	$15.36	20.22x	142.07%	18.45%	172.88%	20.04x
Medians	$21.05	$172.43	$1.01	$13.39	16.97x	141.48%	17.07%	176.62%	17.31x
Comparable Group
BFIN BankFinancial Corp. of IL	$16.37	$379.37	$0.36	$13.36	NM	122.53%	24.21%	136.53%	NM
BHLB Berkshire Hills Bancorp of MA	$32.04	$282.18	$1.63	$29.87	24.84x	107.26%	12.98%	198.64%	19.66x
BRKL Brookline Bancorp, Inc. of MA	$11.95	$732.70	$0.33	$9.26	36.21x	129.05%	31.16%	141.59%	36.21x
FMSB First Mutual Bancshares Inc. of WA	$22.19	$148.41	$1.32	$10.82	13.53x	205.08%	14.04%	205.08%	16.81x
FPTB First PacTrust Bancorp of CA	$25.24	$111.46	$1.05	$18.83	24.04x	134.04%	14.15%	134.04%	24.04x
RPFG Rainier Pacific Fin. Group of WA	$19.91	$130.81	$0.42	$13.37	NM	148.92%	14.49%	154.70%	NM
RVSB Riverview Bancorp, Inc. of WA	$14.00	$163.91	$0.97	$8.56	14.14x	163.55%	19.98%	221.87%	14.43x
TSBK Timberland Bancorp, Inc. of WA	$33.26	$121.37	$2.15	$21.32	15.05x	156.00%	19.64%	171.44%	15.47x
WFSL Washington Federal, Inc. of WA	$24.89	$2,173.57	$1.57	$14.83	15.85x	167.84%	22.01%	183.15%	15.85x
WFBC Willow Financial Bancorp Inc. of PA	$11.58	$180.95	$0.65	$13.40	18.09x	86.42%	11.80%	181.79%	17.82x

	Dividends(4)			Financial Characteristics(6)

							Reported		Core

	Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	ROA	ROE	ROA	ROE

	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
First Financial Northwest, Inc. of WA
Superrange	$0.00	0.00%	0.00%	$1,086	28.61%	0.03%	0.89%	3.12%	0.93%	3.26%
Maximum	$0.00	0.00%	0.00%	$1,060	26.80%	0.03%	0.88%	3.30%	0.93%	3.46%
Midpoint	$0.00	0.00%	0.00%	$1,036	25.15%	0.03%	0.88%	3.49%	0.92%	3.66%
Minimum	$0.00	0.00%	0.00%	$1,028	23.08%	0.03%	0.85%	3.68%	0.89%	3.87%
All Public Companies(7)
Averages	$0.41	2.19%	35.71%	$3,009	12.44%	0.54%	0.57%	5.64%	0.55%	5.36%
Medians	$0.32	2.17%	19.89%	$799	10.58%	0.36%	0.57%	4.77%	0.58%	4.92%
All Non-MHC State of WA(7)
Averages	$0.51	2.25%	43.23%	$2,655	10.90%	0.12%	1.13%	10.63%	1.08%	9.84%
Medians	$0.40	2.16%	41.24%	$903	12.22%	0.08%	1.39%	10.93%	1.35%	10.93%
Comparable Group Averages
Averages	$0.49	2.44%	48.73%	$2,169	13.47%	0.28%	0.88%	7.43%	0.87%	7.15%
Medians	$0.43	2.50%	46.74%	$1,295	12.40%	0.20%	0.75%	5.30%	0.74%	5.69%
Comparable Group
BFIN BankFinancial Corp. of IL	$0.28	1.71%	NM	$1,567	19.76%	0.57%	0.53%	2.63%	0.51%	2.56%
BHLB Berkshire Hills Bancorp of MA	$0.56	1.75%	34.36%	$2,175	12.10%	0.61%	0.53%	4.47%	0.67%	5.64%
BRKL Brookline Bancorp, Inc. of MA	$0.34	2.85%	NM	$2,351	24.15%	0.08%	0.86%	3.47%	0.86%	3.47%
FMSB First Mutual Bancshares Inc. of WA	$0.36	1.62%	27.27%	$1,057	6.85%	0.32%	1.01%	16.33%	0.81%	13.15%
FPTB First PacTrust Bancorp of CA	$0.72	2.85%	68.57%	$788	10.56%	0.24%	0.58%	5.74%	0.58%	5.74%
RPFG Rainier Pacific Fin. Group of WA	$0.26	1.31%	61.90%	$903	9.73%	0.03%	0.33%	3.45%	0.31%	3.22%
RVSB Riverview Bancorp, Inc. of WA	$0.40	2.86%	41.24%	$820	12.22%	0.15%	1.43%	12.10%	1.40%	11.86%
TSBK Timberland Bancorp, Inc. of WA	$0.72	2.16%	33.49%	$618	12.59%	0.04%	1.39%	10.31%	1.35%	10.03%
WFSL Washington Federal, Inc. of WA	$0.82	3.29%	52.23%	$9,878	13.11%	0.08%	1.51%	10.93%	1.51%	10.93%
WFBC Willow Financial Bancorp Inc. of PA	$0.46	3.97%	70.77%	$1,533	13.66%	0.64%	0.64%	4.85%	0.65%	4.92%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

Corporate reports, offering circulars, and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.
Page 4.23

and core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected premiums of 28.4% and 23.8% on a reported and core earnings basis, respectively.

          2.          Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying valuation P/B and P/TB ratios, as derived from the Peer Group’s P/B and P/TB ratios to First Savings’ pro forma book value and pro forma tangible book value.  Based on the $190.2 million midpoint valuation, First Savings’ pro forma P/B and P/TB ratios equaled 72.99% and 77.20%, respectively.  In comparison to the average P/B and P/TB ratios for the Peer Group of 142.07% and 172.88%, respectively, the Bank’s midpoint ratios reflected a discount of 48.6% on a P/B basis and a discount of 55.3% on a P/TB basis.  In comparison to the median P/B and P/TB ratios for the Peer Group of 141.88% and 176.62%, respectively, the Bank’s midpoint ratios reflected a discount of 48.4% on a P/B basis and 56.3% on a P/TB basis.  At the top of the superrange, the Bank’s P/B and P/TB ratios equaled 80.94% and 84.81%, respectively.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the superrange reflected discounts of 43.0% and 50.9%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value, the substantially higher equity position of the Bank relative to the Peers and the resulting premium pricing ratios indicated under the earnings approach.

          3.          Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the midpoint of the valuation range, First Savings’ value equaled 18.36% of pro forma assets.  Comparatively, the Peer Group companies exhibited average and median P/A ratios of 18.45% and 17.07%, which implies a discount of 0.5% to the Peer Group average and a 7.6% premium to the Peer Group median.

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Comparison to Recent Offerings

          As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, two standard conversion offerings have been completed within the past three months.  In comparison to the average closing pro forma price/tangible book ratio of 86.1% for the two recent standard conversion offerings, the Company’s P/TB ratio of 77.2% at the midpoint value reflects an implied discount of 10.3%.  At the top of the super range, the Company’s P/TB ratio of 84.81% reflected an implied discount of 1.5% relative to the average closing P/TB ratio for the two recent standard conversion offerings.  Given the comparative risk adjustments addressed earlier in this section, we believe the pro forma pricing for the Bank is appropriate.  The average current P/TB ratio for the two recent standard conversion offerings, based on their closings stock prices as of May 25, 2007, equaled 94.6%.  In comparison to average current P/TB ratio for the two recent standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 18.4%, while the discount narrows to 10.4% at the top of the range.

Valuation Conclusion

               Based on the foregoing, it is our opinion that, as of May 25, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $190,217,390 at the midpoint, equal to 19,021,739 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $161,684,790 and a maximum value of $218,750,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 16,168,479 at the minimum and 21,875,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $251,562,500 without a resolicitation.  Based on the $10.00 per share offering price, the

RP® Financial, LC.
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supermaximum value would result in total shares outstanding of 25,156,250.  Based on this valuation range, and excluding the shares to be issued to the Foundation, the offering range is as follows:  $148,750,000 at the minimum, $175,000,000 at the midpoint, $201,250,000 at the maximum and $231,437,500 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  14,875,000 at the minimum, 17,500,000 at the midpoint, 20,125,000 at the maximum and 23,143,750 at the supermaximum.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8.